Exhibit 99.1
Execution Version
ASSET PURCHASE AGREEMENT
Dated as of August 4, 2008
AMONG
PGX HEALTH, LLC,
as PURCHASER,
ADENOSINE THERAPEUTICS, L.L.C.,
as SELLER,
AND
CLINICAL DATA, INC.,
as PARENT

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9.10 Severability	51
9.11 Interpretation	51

Exhibits:

Exhibit A	Purchaser Note #1
Exhibit B	Purchaser Note #2
Exhibit C	Security Agreement
Exhibit D	Warrant Assumption Agreement
Exhibit E	Contingent Consideration Reporting Schedule
Exhibit F	General Assignment and Bill of Sale
Exhibit G	Assignment and Assumption Agreement
Exhibit H	Trademark Assignment
Exhibit I	Patent Assignment
Exhibit J	NDA Agreement of Seller’s Employees (Exhibit J-1) and Independent Contractors (Exhibit J-2)
Exhibit K	Parent Guaranty

List of Schedules:

Schedule 2.1(a)	Patents
Schedule 2.1(c)	Trademarks
Schedule 2.1(d)	Grants
Schedule 2.1(e)	Original Agreements; Sublicense Agreements
Schedule 2.1(h)	Domain Names
Schedule 2.1(i)	Personal Property
Schedule 2.1(j)	Leases and Agreements
Schedule 2.1(k)	Leased Real Property
Schedule 2.1(m)	Permits
Schedule 2.1(u)	Other Current Assets
Schedule 2.3	Assumed Liabilities
Schedule 3.3	Allocation of Purchase Price
Schedule 4.3(b)	Account Information
Schedule 5.1	Domestic Jurisdiction and States of Qualification (Seller)
Schedule 5.3	Consents and Approvals
Schedule 5.7	Accounts Receivable
Schedule 5.8	Indebtedness
Schedule 5.9	Undisclosed Liabilities
Schedule 5.10	Affiliate Transactions
Schedule 5.12(a)	Material Contracts
Schedule 5.12(d)	Contract, Material Defaults and Waivers
Schedule 5.14(b)	Real Property Leases
Schedule 5.14(c)	Personal Property
Schedule 5.15(a)	Intellectual Property
Schedule 5.15(b)	Intellectual Property Rights
Schedule 5.15(c)	Employee Intellectual Property Rights
Schedule 5.15(f)	Infringement

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Schedule 5.16	Customers
Schedule 5.17	Warranties
Schedule 5.18(a)	Employees
Schedule 5.18(b)	Consultants and/or Independent Contractors
Schedule 5.18(d)	Employee Policies/Manuals
Schedule 5.18(f)	Severance Pay
Schedule 5.18(h)	Work Permits
Schedule 5.19(a)	Employee Benefit Plans
Schedule 5.21(a)	Governmental Authorizations
Schedule 5.24(b)	Tax Returns
Schedule 5.25	Brokers
Schedule 5.26	Other Agreements
Schedule 6.1	Domestic Jurisdiction and States of Qualification (Purchaser)

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ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT dated as of August 4, 2008, by and among PGx Health, LLC, a Delaware limited liability company (“Purchaser”) and a wholly-owned, second-tier subsidiary of Clinical Data, Inc., a Delaware corporation (“Parent”), Adenosine Therapeutics, L.L.C. (“Seller”), a Virginia limited liability company and Parent;
W I T N E S S E T H:
     WHEREAS, Seller is engaged in the business of discovery, development and commercialization of novel medicinal products based on adenosine receptor subtypes (the “Business”); and
     WHEREAS, Parent is a biopharmaceutical company dedicated to developing, manufacturing and commercializing novel therapeutic drug compounds and diagnostic biomarker tests, and Purchaser is a wholly-owned subsidiary of Cogenics, Inc., a wholly-owned subsidiary of Parent; and
     WHEREAS, Seller desires to sell, and through Purchaser, Parent desires to buy, substantially all of the assets of the Business and to assume certain liabilities of Seller, in each case upon the terms and subject to the conditions set forth in this Agreement.
     Accordingly, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:
1. CERTAIN DEFINITIONS.
     1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):
     “Affiliate” means, as applied to Seller, Purchaser, Parent or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Seller, Purchaser, Parent or other specified Person, respectively.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(b).
     “Assignment Consent” has the meaning set forth in Section 2.5(a).
     “Assumed Contracts” means those contracts (including, without limitation, all leases, subleases, licenses, sublicenses and agreements granting an option to license or to sublicense Seller’s Intellectual Property Rights) to which Seller is a party and which relate to the Purchased Assets and the Business, including the contracts referenced in Section 2.1(e), Section 2.1(j), Section 2.1(k) and Section 2.1(n), but in all cases excluding such contracts which are Excluded Assets.
     “Assumed Liabilities” has the meaning set forth in Section 2.3.

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     “ATEL Liabilities” shall mean all Damages and other liabilities for payments arising out of or resulting from the terms (whether through fulfillment or breach thereof or otherwise) of (i) that certain warrant issued by Seller to ATEL Ventures, Inc. dated November 1, 2007, but shall specifically exclude such warrant itself, which is being assumed by Parent pursuant to the terms of the Warrant Assumption Agreement, and/or (ii) the obligations, including but not limited to escrow funding, contained in that certain Escrow Agreement among Seller, Purchaser, ATEL Ventures, Inc. and the escrow agent named therein, dated of even date herewith.
     “Authorization” means any approval, accreditation, authorization, consent, license, permit, franchise, certification, certificate of authority, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any written notice, statement or other communication required to be filed with or delivered to, any Person.
     “Basket Amount” has the meaning set forth in Section 8.2(b).
     “Business” has the meaning set forth in the Recitals to this Agreement.
     “Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in New York, New York are authorized or required to be closed.
     “Cash Purchase Price” means an amount equal to $11,000,000 in cash.
     “Closing” has the meaning set forth in Section 4.1.
     “Closing Date” means the date and time of the Closing in accordance with Section 4.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means all information or knowledge, in whatever form or medium, whether factual, interpretative or strategic, that (i) is the property of Purchaser or its Affiliates, (ii) is the property of Seller and used in the Business, (iii) is the property of one or more Third Parties, which information or knowledge is being used by, is licensed to or is in the control or possession of Seller or its respective Affiliates (whether or not the subject of a separate non-disclosure or confidentiality agreement) or (iv) is either applicable to the Business, including all secret, confidential or proprietary information and data, proposed research, development efforts, Seller Patents, and Seller Know-How, applications, products, notes, analyses, compilations, studies, interpretations, documents, reports, tests, assessments, specifications, charts, plans, drawings, models, ideas, concepts, schemes, correspondence, communications, lists, manuals, computer programs, computer records, computer code, modules, scripts, algorithms, features and modes of operation, inventions (whether or not patentable), schematics, testing procedures, software, software design and architecture, design and function specifications, analysis and performance information, user documentation, internal documentation, designs, technology, techniques, methods, processes, services, routines, systems, procedures, practices, operations, apparatus, equipment, business opportunities, contracts, customer and supplier lists and other customer information, technical and economic data, financial information, financial strategies, engineering reports, marketing information, field notes, marketing strategies, marketing methods, sketches, records, know-how and trade or other secrets, together with all other documents prepared by a party hereto or any of their respective

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Affiliates containing or based upon, in whole or in part, such information (collectively, whether oral, written, electronic or existing, stored or communicated in any other form or medium, together with all copies thereof, however or whenever made). “Confidential Information” includes this Agreement and all other Transaction Documents. “Confidential Information” shall not include information for which the recipient is able to demonstrate: was in the public domain at the time of disclosure, later became a part of the public domain through no act or omission of the recipient or its Affiliates, was lawfully disclosed to the recipient by a third party having the right to disclose it, was already known by the recipient at the time of disclosure, or was independently developed by the recipient without reference to the Confidential Information.
     “Contemplated Transactions” means the sale of the Purchased Assets by Seller to Purchaser, the purchase of the Purchased Assets and assumption of the Assumed Liabilities by Purchaser from Seller, the issuance of the Purchaser Note #1 to Seller, the issuance of the Purchaser Note #2 to Seller, and the execution, delivery and performance of and compliance with this Agreement and all other agreements, documents and instruments to be executed and delivered pursuant to this Agreement.
     “Contingent Consideration” means, the amounts payable to Seller pursuant to Section 3.2 upon (i) the achievement of one or more of the applicable milestones set forth in subclauses (a) through (c) of such section, or (ii) the receipt by Parent (or any subsidiary, Affiliate, licensee, sublicensee, assignee or successor thereof) of revenue in respect of any Seller Compound pursuant to Section 3.2(d).
     “Conveyance Instruments” has the meaning set forth in Section 4.2(d).
     “Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.
     “Damages” has the meaning set forth in Section 8.1(a).
     “Direct Claim” has meaning set forth in Section 8.3(b).
     “Encumbrance” means any security interest, mortgage, lien, hypothecation, option, pledge, adverse claim, encumbrance, easement, right-of-way, assessment or restriction including, but not limited to, any restriction on the use, voting, transfer (except in the case of securities, subject to usual and standard restrictions on transfer contained in applicable securities laws), receipt of income or other exercise of attributes of ownership. “Encumbrances” shall not include any ongoing obligations assumed by Purchaser pursuant to the Assumed Contracts including, without limitation, the obligation to pay milestones, royalties and/or other fees.
     “Environmental Approval” has the meaning set forth in Section 5.23(a).
     “Environmental Law” means any Law, in effect as of the date hereof or on the Closing Date, of any Governmental Body which is applicable to Seller and which relates to pollution or protection of the environment, including any law relating to emissions, discharges, Releases or

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threatened Releases of pollutants, contaminants or Hazardous Substances into ambient air, surface water, groundwater or land, or otherwise into the environment.
     “Environmental Liability” means any loss or other Liability (including strict liability and third party claims) or obligation arising under, or resulting from, a violation of any Environmental Law or relating to the handling or release of Hazardous Substances (including any condition or migration arising therefrom prior to the Closing).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “FDA” shall mean the United States Food and Drug Administration.
     “Financial Statements” has the meaning set forth in Section 5.6.
     “GAAP” means generally accepted accounting principles in the United States.
     “General Assignment and Bill of Sale” has the meaning set forth in Section 4.2(a).
     “Governmental Body” means any domestic or foreign national, state, multi-state, municipal or other local, executive, legislative, or judicial government, any court, official, board, subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.
     “Grant” shall mean any grant (or in-process or filed application for same) or award of financial assistance, including cash payments and reimbursements, from any Governmental Body which is held or collectible by Seller either directly or indirectly, and which relates to conducting research, development and other permitted activities on one or more Seller Compounds.
     “Grant Amount” has the meaning set forth in Section 3.5.
     “Gross Sales” means the gross sales of a Seller Compound by Purchaser (which for purposes of the definition of Gross Sales shall mean Purchaser and any Affiliate, licensee, sub-licensee, assignee or successor of any of the foregoing, but shall exclude any Distributor (as defined below)) to third parties. If any such sales to third parties are made in transactions that are not at arm’s length between the buyer and Purchaser, then the gross amount to be included in the calculation of Gross Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Seller Compound in arm’s-length transactions in the relevant country. If Purchaser sells a Seller Compound in unfinished form to a third party for resale, then the gross amount to be included in the calculation of Gross Sales arising from such sale shall be the amount invoiced by the third party upon resale, in lieu of the amounts invoiced by Purchaser when selling the Seller Compound in unfinished form. Otherwise, where Purchaser sells a Seller Compound in finished form (whether or not packaged or labeled in final form) to a third party for further resale (each such third party

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hereinafter a “Distributor”), the amount to be included in the calculation of Gross Sales shall be the price invoiced by Purchaser to the Distributor, not the amount invoiced by the Distributor upon resale. If, in addition to or in lieu of a transfer price paid for quantities of Seller Compound supplied, any Distributor provides consideration to Purchaser in connection with any Seller Compound or the Distributor’s rights or relationship with Purchaser in relation thereto, then such consideration shall be included in the calculation of Gross Sales in the quarter in which it becomes due to Purchaser (as applicable). Notwithstanding the foregoing, amounts received by Purchaser for the sale of Seller Compounds to another Purchaser for resale shall not be included in the computation of Gross Sales hereunder. Gross Sales shall be determined from books and records maintained in accordance with GAAP or IAS/IFRS, consistently applied throughout the organization and across all Seller Compounds of the Purchaser whose sales of Seller Compound are giving rise to Gross Sales.
     “Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos and any other chemicals, compounds, elements, materials, substances or wastes which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” under any Environmental Law.
     “Indemnified Party” has the meaning set forth in Section 8.3(a).
     “Indemnifying Party” has the meaning set forth in Section 8.3(a).
     “Intellectual Property Rights” means any and all rights existing now or in the future under patent law (including patents or patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part to the extent that the subject matter of the claims in the continuation-in-part which was previously in the listed patent applications, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon), copyright law (including copyright registrations and applications for registration thereof), neighboring rights law, industrial design rights law, moral rights law, database protection law, trade secret law, trademark law (including trademark or service mark registrations and applications for registration thereof), unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions, and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions.
     “Knowledge” (whether or not capitalized) means the following: An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any of the following executive officers of Seller has actual knowledge of such fact or other matter: Dr. Jonathan M. Sackier, Robert S. Capon, Joel Linden, William Stilley, Shannon Williams or William Gray.
     “Law” means any constitutional provision, statute, law, rule, regulation, ordinance, code, or legally enforceable interpretation, in the case of each of the foregoing, of any Governmental

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Body or having the effect of law in the United States or any state, county, city or other political subdivision, including, without limitation, common law and any Order.
     “Leased Real Property” means all Real Property that is leased or subleased by or for the benefit of Seller.
     “Liability” means any indebtedness, obligation or other liability (whether absolute, accrued, matured, fixed or otherwise, or whether due or to become due), including, any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.
     “Material Adverse Change” means any change, event, occurrence or condition which has had, individually or in the aggregate a material adverse effect on, or is materially adverse to, the Business, assets, prospects, financial condition or results of operations of Seller; provided, however, that none of the following, or any change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a “Material Adverse Change”: (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not affect Seller in a materially disproportionate manner as compared to other biotechnology or pharmaceutical companies); (ii) changes in general legal, tax, regulatory, political or business conditions in the countries in which Seller operates (provided that such changes do not affect Seller in a materially disproportionate manner as compared to other biotechnology or pharmaceutical companies); (iii) general market or economic conditions in the biotechnology or pharmaceutical industries (provided that such conditions do not affect Seller in a materially disproportionate manner as compared to other biotechnology or pharmaceutical companies); (iv) actions contemplated by the parties in accordance with this Agreement; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the Contemplated Transactions or any public communications by Seller, Parent or Purchaser regarding this Agreement or the transactions contemplated thereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture parties or employees; (vi) changes in generally accepted accounting principles or the interpretation thereof; (vii) any change, event, occurrence or development relating to the products or product candidates of any Person (other than Seller or its Affiliates); (viii) any action taken pursuant to or in accordance with this Agreement or at the request or with the consent of Parent or Purchaser; (ix) any regulatory, banking, legal, accounting and other professional fees or expenses incurred in connection with the Contemplated Transactions; (x) any failure by Seller to meet any projections, guidance, estimates, forecasts or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Material Adverse Change has occurred); (xi) any litigation arising from or relating to this Agreement or the Contemplated Transactions; and (xii) any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (provided that such conditions do not affect Seller or its Affiliates, taken as a whole, in a materially disproportionate manner as compared to other biotechnology or pharmaceutical companies).

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     “Material Contract” has the meaning set forth in Section 5.12(a).
     “Non-Assignable Asset” has the meaning set forth in Section 2.5(a).
     “Order” means any consent, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Body (in each such case whether preliminary or final).
     “Parent” has the meaning set forth in the introduction to this Agreement.
     “Parent Guaranty” shall mean that certain guarantee among Parent, Purchaser and Seller of even date herewith, relating to Parent’s unconditional and irrevocable guaranty of Purchaser’s obligations hereunder, under Parent Note #1, Parent Note #2 and the Security Agreement, in the form attached hereto as Exhibit K.
     “Patent Assignment” has the meaning set forth in Section 4.2(c)(ii).
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.
     “Post-Closing Period” shall mean any taxable period beginning after the close of business on the Closing Date or, in the case of any tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.
     “Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.
     “Proceeding” means an action, complaint, petition, suit, proceeding or arbitration, civil, criminal, regulatory or otherwise, at law or in equity.
     “Purchase Price” has the meaning set forth in Section 3.2.
     “Purchased Assets” has the meaning set forth in Section 2.1.
     “Purchaser” has the meaning set forth in the introduction to this Agreement.
     “Purchaser Documents” has the meaning set forth in Section 6.2.
     “Purchaser Indemnification Cap” has the meaning set forth in Section 8.2(c).
     “Purchaser Indemnified Parties” has the meaning set forth in Section 8.1(a).
     “Purchaser Note #1” means a promissory note of Purchaser unconditionally and irrevocably guaranteed by Parent in the aggregate principal amount of $22,000,000, with simple interest of six percent (6%) per annum, amortized over five (5) years in equal quarterly payments paid in arrears and secured by all of the Purchased Assets, in the form attached hereto as Exhibit A.

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     “Purchaser Note #2” means a promissory note of Purchaser unconditionally and irrevocably guaranteed by Parent in the aggregate principal amount of $3,200,000, with simple interest of eleven percent (11%) per annum, amortized over thirty-two (32) months in equal monthly payments paid in arrears and secured by all of the Purchased Assets, in the form attached hereto as Exhibit B.
     “Purchaser’s Disclosure Schedules” has the meaning set forth in the introduction to Article 6.
     “Real Property” means all real property and leases and subleases of, and other interests in real property used by or on behalf of Seller or held by or on behalf of Seller for use in connection with the Business, in each case, together with all buildings, fixtures, and improvements erected thereon.
     “Real Property Lease” has the meaning set forth in Section 5.14(b).
     “Regulatory Materials” has the meaning set forth in Section 5.20(b).
     “Scientific Data” has the meaning set forth in Section 5.28.
     “Security Agreement” means that certain security agreement pledging the Purchased Assets as collateral for the Purchaser Note #1 and the Purchaser Note #2, in the form attached hereto as Exhibit C.
     “Seller” has the meaning set forth in the introduction of this Agreement.
     “Seller Benefit Plans” has the meaning set forth in Section 5.19(a).
     “Seller Compound” has the meaning set forth in Section 3.2(a).
     “Seller Contracts” means any contract, agreement, indenture, note, bond, loan, instrument, lease, binding commitment or other binding arrangement or agreement, whether written or oral, to which Seller is a party or by which its assets or properties is bound or affected.
     “Seller Documents” means this Agreement and each other agreement, document, certificate or other instrument required to be delivered by Seller pursuant to this Agreement or in connection herewith.
     “Seller Indebtedness” means (i) all funded indebtedness of Seller for borrowed money, (ii) all purchase money indebtedness and obligations of Seller for the deferred purchase price of property or assets, (iii) all obligations of Seller evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures or other similar instruments, and (iv) all capital leases which, in the case of clauses (i) through (iv) above, shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith.
     “Seller Indemnification Cap” has the meaning set forth in Section 8.2(c).

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     “Seller Indemnified Parties” has the meaning set forth in Section 8.1(b).
     “Seller Intellectual Property” has the meaning set forth in Section 2.1(c).
     “Seller Patents” has the meaning set forth in Section 2.1(a).
     “Seller Products” means all products or services incorporating the Purchased Assets developed, designed, licensed or sold by Seller or its Affiliates prior to the Closing Date.
     “Seller Records” means the original organizational books and records of Seller, along with copies (whether in electronic or paper form) of the accounting, financial and tax records of Seller and the original documents related to the equity transactions of Seller for all periods prior to the Closing Date. Included in the definition of “Seller Records” shall be a license from Purchaser permitting Seller to retain a copy of any accounting or database management software being conveyed to Purchaser as a part of the Purchased Assets.
     “Seller’s Disclosure Schedules” has the meaning set forth in the introduction to Article 5.
     “Subsidiary” means with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) more than 50% of whose voting securities are owned, directly or indirectly, by such specified Person.
     “Survival Date” means the date that is twenty-four (24) months after the Closing Date.
     “Tax Returns” means any return, declaration, report, claim for refund or credit, information return or statement and any amendment to any of the foregoing, including, without limitation, any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws, regulations or administrative requirements relating to Taxes or ERISA.
     “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, built-in gains, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever), including any liability therefore as a transferee (including, without limitation, under Section 6901 of the Code), as a result of Treasury Regulation Section 1.1502-6, or in each case, any similar provision under applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority (domestic or foreign).

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     “Taxing Authority” means a Governmental Body having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.
     “Third Party Claim” has the meaning set forth in Section 8.3(a).
     “Threshold” has the meaning set forth in Section 3.5.
     “Title/Organization/Authority Representations” has the meaning set forth in Section 8.2(a).
     “Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.
     “Transaction Documents” means this Agreement and all agreements, documents, certificates and instruments to be delivered pursuant to this Agreement.
     “Trademark Assignment” has the meaning set forth in Section 4.2(c)(i).
     “Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.
     “UVAPF/ATI License Agreement” means that certain license agreement by and between the University of Virginia Patent Foundation and Seller, dated April 22, 1999, and amended on April 1, 2002, April 22, 2004, June 30, 2005, July 17, 2007 and July 29, 2008 along with related exercised Option Agreement documents through which Seller has periodically added Intellectual Property to Schedule A of such UVAPF/ATI License Agreement.
     “Warrant Assumption Agreement” has the meaning set forth in Section 3.1.
     1.2 References to Dollars. References to dollars or “$” in this Agreement means United States dollars.
     1.3 Gender. References to the masculine in this Agreement shall include the feminine and neuter (e.g. “his” shall include “hers” and “its”) and references to the neuter shall include the feminine and masculine.
2. THE ACQUISITION.
     2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties, goodwill and rights, in each case, free and clear of all Encumbrances and specifically excluding the Excluded Assets (collectively, the “Purchased Assets”):

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          (a) all patents and patent applications listed on Schedule 2.1(a), and any provisional applications and applications for certificates of invention related thereto, any patents issuing from any of the foregoing patent applications (including certificates of invention), all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing (including foreign counterparts), any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing, term extensions and supplementary protection certificates related to any of the foregoing (collectively, the “Seller Patents”);
          (b) know-how, trade secrets, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are (i) owned by Seller (i.e., Seller possesses the ability to grant a license without violating any third party agreement or arrangement) as of the Closing Date and (ii) not generally publicly known (the “Seller Know-How”);
          (c) all Trademarks owned by Seller set forth on Schedule 2.1(c) (“Seller Trademarks”) and all Copyrights owned by Seller (“Seller Copyrights” and collectively, with Seller Trademarks, Seller Patents and Seller Know-How, the “Seller Intellectual Property”);
          (d) all Grants and all other materials and assets related to Grants, all of which are listed on Schedule 2.1(d);
          (e) all rights of Seller under the agreements set forth in Schedule 2.1(e) pursuant to which Seller has been granted a license and/or sublicense to third party rights (the “Original Agreements”) and the agreements set forth in Schedule 2.1(e) pursuant to which Seller has granted sublicenses of its rights under the Original Agreements (the “Sublicense Agreements”) (collectively, the “Seller Agreements”);
          (f) all rights of Seller under each agreement executed by any employee, officer or consultant of Seller regarding confidentiality of proprietary information of Seller Intellectual Property included in the Purchased Assets and/or assignment or other transfer of rights in Seller Intellectual Property;
          (g) all claims (including claims for past infringement or misappropriation) and causes of action of Seller against other parties (regardless of whether or not such claims and causes of action have been asserted by Seller) with respect to any of the Seller Intellectual Property or Seller Agreements, and all rights of indemnity and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable) with respect to any of the Seller Intellectual Property or the Seller Agreements;
          (h) all domain names owned by Seller, all of which are listed on Schedule 2.1(h);
          (i) all equipment (including office equipment, manufacturing equipment, transportation equipment and warehouse equipment), machinery, computer hardware and software, rolling stock, supplies, furniture, furnishing, racks, shelves, decorations, fixtures, tools, tooling, improvements and other tangible personal property owned by Seller

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(collectively, the “Personal Property”), including, without limitation, the items listed on Schedule 2.1(i) and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures;
          (j) all leases and rental agreements in respect of equipment and other Personal Property employed by Seller in the operation of the Business or otherwise, including, without limitation, those leases and agreements listed on Schedule 2.1(j);
          (k) all the leases and sub-leases for Real Property listed on Schedule 2.1(k) (the “Leased Real Property”), including all of Seller’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon;
          (l) all of Seller’s inventories of raw materials, work-in-process, finished goods, merchandise and supplies, packaging materials and other similar items, net of reserves, existing at the Closing Date (“Inventory”);
          (m) all of Seller’s licenses, sublicenses, permits, approvals, certifications, endorsements, qualifications, accreditations and authorizations of all applicable federal, state and local governmental entities (collectively, the “Permits”) necessary for the conduct of the Business as of the Closing Date by Seller, including, without limitation, the Permits listed on Schedule 2.1(m);
          (n) all contracts (including, without limitation, leases, subleases, licenses, sublicenses and agreements granting an option to license or sublicense Seller’s Intellectual Property Rights) to which Seller is a party relating to the Purchased Assets and the Business, but in all cases excluding such contracts which are Excluded Assets;
          (o) all records and documentation of Seller (including all discs, tapes and other media-storage data and information) relating to the Business and its customers, distributors and suppliers including, without limitation, customer, distributor and supplier lists), preclinical and clinical data, and all other records relating to the Seller Intellectual Property and the Business (including, without limitation, copies of all historical accounts of Seller) other than the Seller Records (collectively, the “Books and Records”);
          (p) any claim, cause of action or right in action against third parties that has arisen or may arise relating to the Purchased Assets (the “Claims”);
          (q) all of Seller’s goodwill relating to the Business including, to the extent practicable, Seller’s goodwill associated with all vendor, distributor, service provider, contractor and customer relationships, if any;
          (r) all of Seller’s accounts and notes receivable, negotiable instruments and chattel papers, net of reserves (the “Accounts Receivable”), including those listed in the Financial Statements, except to the extent that all or a portion of such Accounts Receivable are Excluded Assets;

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          (s) all insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any Purchased Assets or rights of Seller described in this Section 2 or reflected on the Seller’s Disclosure Schedules, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Purchased Assets but for such damage, destruction or loss, and all of Seller’s rights to such proceeds, to the extent transferable, under the insurance policies listed on Schedule 2.1(s) (collectively, the “Assigned Insurance Policies”);
          (t) all vehicles owned by Seller and used in connection with the Business, if any, including those listed on Schedule 2.1(t);
          (u) all prepayments, performance and other bonds, security deposits, advances, advance payments, prepaid credits and deferred charges, including the security deposits and advances listed on Schedule 2.1(u) (collectively, the “Other Current Assets”);
          (v) all rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof, including those rebates and credits listed on Schedule 2.1(v);
          (w) all lock boxes, safe deposit boxes, and the contents thereof which contain any assets of the Business (excluding any cash, cash equivalents, short-term investments, or any other Excluded Asset contained therein) the identity and location of which is listed on Schedule 2.1(w);
          (x) all cash and cash equivalents, if any, only to the extent all or a portion of same are not Excluded Assets; and
          (y) all other assets of any kind of nature currently used or useful in the Business that are not otherwise Excluded Assets.
     2.2 Excluded Assets. Notwithstanding Section 2.1 or any other provision in this Agreement or any other writing to the contrary, Purchaser, Parent and Seller agree that Purchaser is purchasing only the Purchased Assets and is not purchasing (i) a total of $10,000,000 of Seller cash and Accounts Receivable (in any combination of amounts) (ii) any Excluded Liabilities, (iii) the Seller Records, (iv) any insurance policies (or related prepayments) except insurance policies that are Assumed Liabilities, (v) personal property of Seller’s employees, or (vi) promotional items (such as coffee mugs, pens and the like) marked with Seller’s logo. All such assets other than the Purchased Assets shall hereinafter be referred to as the “Excluded Assets.”
     2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser shall assume only the Assumed Liabilities; provided, that Purchaser shall be responsible for any such Assumed Liabilities solely with respect to the period commencing as of the Closing. For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the Liabilities of Seller specifically listed on Schedule 2.3.

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     2.4 Excluded Liabilities. Notwithstanding Section 2.3 or any other provision of this Agreement, or any other writing to the contrary, Purchaser and Seller agree that Purchaser is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller, or any Affiliate or predecessor in interest of Seller, of whatever nature, whether presently in existence or arising or asserted hereafter, including but not limited to the ATEL Liabilities. All such liabilities, including but not limited to the ATEL Liabilities, and obligations other than the Assumed Liabilities shall be retained by and remain obligations and liabilities of Seller or its Affiliates, and shall hereinafter be referred to as the “Excluded Liabilities.”
     2.5 Non-Assignable Assets.
          (a) Notwithstanding the foregoing, if any Purchased Assets are not assignable or transferable (each a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or as a result of the provisions of applicable Law, and any such Assignment Consent has not been obtained by Seller prior to the Closing, Purchaser may elect to either (i) consummate the Contemplated Transactions at the Closing without taking an assignment of the Non-Assignable Asset or any Liabilities relating thereto, or (ii) consummate the Contemplated Transactions at the Closing and have Seller continue its efforts to obtain the Assignment Consents after Closing; provided, that, subject to Section 2.5(b), neither this Agreement nor the related instruments of transfer contemplated hereby shall constitute an assignment or transfer of such Non-Assignable Asset, and Purchaser shall not assume Seller’s rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets).
          (b) If Purchaser elects to proceed in accordance with the terms of Section 2.5(a)(ii) above, Seller shall use commercially reasonable efforts (without any obligation to compensate any party for such a consent) to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter shall assign to Purchaser such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement. After the Closing and until such time as the corresponding Assignment Consent has been obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits of any such Non-Assignable Asset as if the corresponding Assignment Consent had been obtained.
3. CONSIDERATION FOR TRANSFER.
     3.1 Cash Purchase Price, Purchaser Note #1, Purchaser Note #2, Assumed Liabilities and Contingent Consideration. Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets and the performance of the Contemplated Transactions by the Seller, Purchaser shall (i) deliver via wire transfer to Seller at the Closing an amount equal to the Cash Purchase Price, (ii) deliver to Seller the Purchaser Note #1, (iii) deliver to Seller the Purchaser Note #2, and (iv) agree to assume all of the Assumed Liabilities ((i), (ii) (iii) and (iv) collectively, the “Base Purchase Price”). In addition, Seller shall execute the Warrant Assumption Agreement attached hereto as Exhibit D (the “Warrant Assumption Agreement”), and Seller may be entitled to Contingent Consideration, as provided in Section 3.2.

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     3.2 Payments of Contingent Consideration. In addition to the amounts payable to Seller at Closing set forth in Section 3.1 above, Seller shall be entitled to, and Purchaser shall make, the following payments of Contingent Consideration upon the successful achievement of the milestones set forth below:
               (a) $5,000,000 in cash upon the approval by the FDA for sale in the United States of any product covered by any Seller Patent (a “Seller Compound”);
               (b) $10,000,000 in cash upon the initial achievement by Parent (or any subsidiary, Affiliate, licensee, sublicensee, assignee or successor thereof) of $100,000,000 in aggregate Gross Sales of any Seller Compound in any fiscal year of Parent;
               (c) $15,000,000 in cash upon the initial achievement by Parent (or any subsidiary, Affiliate, licensee, sublicensee, assignee or successor thereof) of $250,000,000 in aggregate Gross Sales of any Seller Compound in any fiscal year of Parent; and
               (d) one-third (1/3) of all licensing and/or sublicensing revenue (including without limitation options and sales of assets) actually received by Parent (or any subsidiary, Affiliate, licensee, assignee or successor thereof) with respect to the license and/or sublicense (including without limitation asset sales and/or options) of any Seller Compound or any Seller Patents, up to a maximum aggregate of $15,000,000 payable to Seller; provided, however, (i) that all amounts up to the first $5,000,000 paid to Seller pursuant to this Section 3.2(d) shall offset on a dollar-for-dollar basis the payment required by Section 3.2(a) above and (ii) all amounts paid to Seller in excess of $5,000,000 pursuant to this Section 3.2(d) shall offset on a dollar-for-dollar basis the payment required by Section 3.2(b) above.
     For the avoidance of doubt, the total amount of cash and cash equivalent consideration to be paid under Sections 3.l and 3.2 inclusive (including principal payments on the Purchaser Note #1 and principal payment on the Purchaser Note #2 but excluding interest payments on the Purchaser Note #1 and excluding interest payments on the Purchaser Note #2 and excluding the Assumed Liabilities for this purpose) shall be $66,200,000. The Base Purchase Price and the Payments of Contingent Consideration are collectively referred to as the “Purchase Price.” As used in this Section 3.2, “covered by” means, with respect to a product, technology, process or method, that, in the absence of rights to practice under the Seller Patents, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would or is reasonably likely to infringe any Seller Patent (or, in the case of a Seller Patent that has not yet issued, would infringe such Seller Patent if it were to issue).
     Purchaser shall have no obligation to make a payment of Contingent Consideration under Section 3.2 to Seller for milestones achieved on or after the date that is ten (10) years following the Closing Date. On a date not less than one hundred eighty (180) days from the Closing Date, and continuing semi-annually thereafter, Purchaser shall provide Seller with a report on its progress toward achieving the Payments of Contingent Consideration referenced in this Section 3.2, said report shall contain the information referenced in Exhibit E. Any payments due to Seller pursuant to this Section 3.2 shall be delivered to Seller not more than sixty (60) days beyond the date upon which the Contingent Consideration milestone was achieved. Any payments of Contingent Consideration not delivered to Seller pursuant to the terms of this

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Section 3.2 shall bear interest at the prime rate of interest in effect on such date as reported in The Wall Street Journal, plus three percent (3%), per annum until paid by Purchaser. Purchaser shall reimburse Seller on a dollar for dollar basis for any costs of collection (including reasonable attorney fees and costs) incurred in collecting any amounts payable by Purchaser pursuant to this Section 3.2; provided, however, that upon a final adjudication, without further appeal, by a court of competent jurisdiction, it is determined that Purchaser (or any subsidiary, Affiliate, licensee, assignee or successor thereof) was more than fifty percent (50%) at fault for non-payment of such Contingent Consideration.
     3.3 Allocation of Purchase Price. Schedule 3.3 sets forth a mutually agreeable allocation of the Base Purchase Price among the various classes of Purchased Assets (as such classes are defined for the purposes of Section 1060 of the Code). All allocations made pursuant to this Section 3.3 have been made in accordance with the requirements of Section 1060 of the Code. None of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority. The parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.
     3.4 Tax Matters.
          (a) Notwithstanding any Law to the contrary, Seller shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by any Law, Purchaser will join in the execution of any such Tax Returns and other documentation.
          (b) Seller shall be responsible for and shall pay any Taxes (i) arising or resulting from or in connection with the conduct of the Business and/or the ownership of the Purchased Assets attributable to the Pre-Closing Period, and (ii) assessed against, attributable to or due with respect to Seller for all Periods. Purchaser shall be responsible for and shall pay any Taxes (i) arising or resulting from or in connection with the conduct of the Business and/or the ownership of the Purchased Assets attributable to all periods subsequent to the Closing Date, and (ii) assessed against, attributable to or due with respect to the Purchased Assets for all periods subsequent to the Closing Date.
          (c) For all purposes of attributing or allocating Taxes between the parties pursuant to this Section 3.4(b), all personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Pre-Closing Period and the period subsequent to the Closing Date based on the relative number of days included in such taxable period through and including the Closing Date and the number of days included in such taxable period after the Closing Date. Each party shall be solely responsible for income taxes imposed with respect to such party.
     3.5 Adjustments to the Cash Purchase Price.

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          (a) At least two (2) days prior to the Closing Date, Seller shall deliver to Purchaser a statement (with supporting documentation reasonably acceptable to Purchaser) setting forth in reasonable detail each of the Grants then held by Seller payable following the Closing Date (the “Grant Amount”). To the extent that the Grant Amount is less than $3,000,000 (the “Threshold”), the Cash Purchase Price shall be reduced on a dollar-for-dollar basis for such portion of the Grant Amount below the Threshold. To the extent that Purchaser does not agree with the contents of Seller’s statement setting forth the Grant Amount, the parties will work expeditiously and in good faith to resolve all matters prior to the Closing Date.
          (b) The Cash Purchase Price shall be increased on a dollar-for-dollar basis for (1) any salary paid to Seller employees prior to the Closing Date in consideration for services to be rendered on behalf of Purchaser following the Closing Date; (2) any Real Property Lease payments made by Seller prior to the Closing Date for occupancy by the Business following the Closing Date; (3) any capital lease payments made by Seller prior to the Closing Date for use of the leased personal property by the Business following the Closing Date; and (4) approximately $2,000 in travel expenses related to a trip to be taken following the Closing Date to Osaka, Japan for purposes of meeting with the Company’s partner, Santen Pharmaceutical Co., Ltd., paid for by Seller prior to the Closing Date. Either before or promptly after Closing, Seller may deliver to Purchaser a detailed schedule (reasonably acceptable to Purchaser) outlining all such pre-payments made prior to the Closing Date. Depending on when Seller delivers the schedule referred to herein, Purchaser shall either adjust the Cash Purchase Price at the time of Closing, or shall make any necessary payments to Seller promptly following the Closing via wire transfer pursuant to the same wire instructions as used to transmit the Cash Purchase Price.
4. THE CLOSING.
     4.1 Place and Time. The Closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 800 Boylston Street, 46th Floor, The Prudential Tower, Boston, Massachusetts 02199 on August 4, 2008 at 4:00 P.M. (Boston time)  (the “Closing Date”) simultaneously with the execution and delivery of this Agreement and the other agreements, documents, certificates and instruments contemplated hereby; provided, that (a) the Closing may take place by exchange of executed documents by facsimile or email transmission, and (b) the Closing shall be deemed to have taken place at 12:01 a.m. on the Closing Date.
     4.2 Deliveries by or on behalf of Seller. At the Closing, Seller shall (i) take all steps reasonably necessary to place Purchaser in actual possession and operating control of the Purchased Assets and (ii) deliver the following items, duly executed by or on behalf of Seller as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:
          (a) General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit F (the “General Assignment and Bill of Sale);

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          (b) Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”);
          (c) Any and all documents necessary to properly record the assignment to Purchaser of all of Seller’s or any other Person’s right, title and interest in and to the Seller Intellectual Property, including (i) a trademark assignment (the “Trademark Assignment”), substantially in the form of Exhibit H attached hereto, for any and all of the Seller Trademarks; (ii) one or more patent assignments (each, a “Patent Assignment”), substantially in the form of Exhibit I hereto, for any and all of the Seller Patents; and (iii) a Copyright assignment, if necessary, for all of the Copyrights; with the understanding that third party registration fees and legal fees incurred for such assignments after the Closing Date shall be for the account of Purchaser;
          (d) Such other specific instruments of sale, transfer, conveyance and assignment as Purchaser may reasonably request (collectively with the General Assignment and Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment, the Patent Assignment and any Copyright assignment, the “Conveyance Instruments”); with the understanding that third party registration fees and legal fees incurred for such assignments after the Closing Date shall be for the account of Purchaser;
          (e) A certificate signed by an authorized officer of Seller, dated as of the Closing Date, stating that (i) the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects, except for representations and warranties that are qualified by materiality, which shall be true and correct in all respects, as of the Closing Date (except to the extent that any representation and warranty expressly speaks as of a date earlier than the Closing Date, in which case such representation and warranty shall be true and correct solely as of such earlier date), (ii) Seller has performed and complied in all material respects with the covenants and obligations contained in this Agreement and required to be performed and complied with by Seller prior to or at the Closing, and (iii) to the Knowledge of Seller, there is no Proceeding by any third party or Governmental Body with respect to the transactions contemplated hereby that is currently pending or has been threatened in writing, and there is no Order that has been entered in any such Proceeding, in either case that would have the effect of (A) making any of the Contemplated Transactions illegal, (B) otherwise preventing or delaying the consummation of the Contemplated Transactions, (C) imposing any requirement on Purchaser, Parent or any of their Affiliates to hold separate (including by a trust or otherwise) or divest any of businesses or assets as a result of Purchaser’s acquisition of the Purchased Assets, (D) limiting the ability of any party hereto to perform its obligations hereunder after the Closing, or (E) if successful, causing a Material Adverse Change;
          (f) Certified copies of the resolutions duly adopted by Seller’s Board of Managers and by Seller’s members authorizing the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby to which Seller is a party and the consummation of all transactions contemplated hereby and thereby;

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          (g) Certified copies of the resolutions duly adopted by Seller’s Board of Managers, and by not less than a majority of Seller’s members, authorizing the sale of all or substantially all of Seller’s assets and extension of the period for effecting the dissolution of the Company;
          (h) An opinion of counsel to Seller in form and substance reasonably acceptable to Purchaser;
          (i) Copies of all Authorizations and Orders from Governmental Bodies necessary to permit Seller to perform its obligations hereunder and for the consummation of the Contemplated Transactions, in a form on terms and conditions reasonably acceptable to Purchaser;
          (j) Certificate of Organization of Seller, certified by the Secretary of State of the Commonwealth of Virginia, as of a date not more than five (5) Business Days prior to the Closing Date, and the limited liability company operating agreement of Seller, certified by the secretary of Seller;
          (k) Certificates of good standing, dated as of a date not more than ten (10) Business Days prior to the Closing Date, issued by the Secretary of State of the Commonwealth of Virginia and by the Secretary of State of each jurisdiction in which Seller is qualified to do business;
          (l) Copies of pay-off letters, releases, lien discharges and any other documents reasonably requested by, and in form reasonably satisfactory to Purchaser, including UCC-3 termination statements, reflecting the satisfaction in full of, and releases of any Encumbrances securing, all Purchased Assets;
          (m) All consents of and notices to Third Parties with respect to the transfer of the Assumed Contracts and Assumed Liabilities to Purchaser;
          (n) A statement (in such form as may be reasonably requested by counsel to Parent and Purchaser) certifying that Seller is not a foreign person for purposes of Section 897 and 1445 of the Code;
          (o) An executed amendment to the UVAPF/ATI License Agreement, extending the date through which Seller will have the right to obtain certain patent rights on inventions from the University of Virginia Patent Foundation from September 30, 2008 to September 30, 2009, and, either as part of such amendment or separate from it, an acknowledgement from UVAPF that Seller has satisfied the commercialization milestone requirements set forth in Section 3.2(iv) of the UVAPF/ATI License Agreement.
          (p) Copies of a filed provisional patent application relating to the work of Joel Linden in the field of SNP genotyping, in accordance with the terms of the UVAPF/ATI License Agreement;

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          (q) A balance sheet of Seller dated within three (3) business days of the Closing Date showing the amount of all cash, cash equivalents and Accounts Receivable of Seller; and
          (r) Such other documents and instruments as Purchaser reasonably shall deem necessary to consummate the transactions contemplated hereby.
     4.3 Deliveries by or on behalf of Purchaser. At the Closing, Purchaser shall deliver (or cause to be delivered, in the case of Parent deliverables) the following items, all of which shall be in a form and substance reasonably acceptable to Seller and Seller’s counsel:
          (a) The Assignment and Assumption Agreement, the Trademark Assignment and the Patent Assignment;
          (b) An aggregate amount, by wire transfer of immediately available funds, equal to the Cash Purchase Price as adjusted pursuant to Section 3.5, to the account designated by Seller and identified on Schedule 4.3(b) hereto;
          (c) The Purchaser Note #1 and the Purchaser Note #2, each duly executed by an authorized officer of Purchaser;
          (d) The Security Agreement duly executed by an authorized officer of Purchaser and the Parent Guaranty duly executed by an authorized officer of Parent;
          (e) The Warrant Assumption Agreement duly executed by authorized officers of each of Parent and Purchaser;
          (f) A certificate signed by an authorized officer of Parent, dated the Closing Date and stating that (i) the representations and warranties of Purchaser and Parent set forth in this Agreement are true and correct, in all material respects, except for representations and warranties that are qualified by materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of such date (except to the extent that any representation and warranty expressly speaks as of a date earlier than the Closing Date, in which case such representation and warranty shall be true and correct solely as of such earlier date), and (ii) Purchaser and Parent have performed and complied in all material respects with the covenants and obligations contained in this Agreement required to be performed and complied with by then prior to or at the Closing;
          (g) Certified copies of the resolutions duly adopted by each of Parent and Purchaser’s board of directors (or sole member as the case may be) authorizing the execution, delivery and performance of its obligations under this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby.
          (h) Offer letters for Seller’s employees with severance provisions providing for severance benefits substantially similar to those that Seller provided each employee prior to Closing;

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          (i) An opinion of counsel to Parent and Purchaser in form and substance reasonably acceptable to Seller; and
          (j) A side letter among the parties hereto outlining certain post-closing actions.
5. REPRESENTATIONS AND WARRANTIES REGARDING SELLER. In order to induce Purchaser to purchase the Purchased Assets, except as set forth in a disclosure schedule corresponding to the applicable section of this Article 5 (collectively, the “Seller’s Disclosure Schedules”), Seller hereby represents and warrants as follows (it being understood that the disclosure of an item in one section of the Seller’s Disclosure Schedules shall be deemed to modify both (i) the representations and warranties contained in the section of this Agreement to which it corresponds in number, and (ii) any other representation and warranty of Seller in this Agreement to the extent that a cross-reference to such other representation and warranty exists or to any other section of the Seller’s Disclosure Schedules to the extent that it is readily apparent that the disclosure is applicable):
     5.1 Organization, Good Standing, Qualification. Schedule 5.1 sets forth Seller’s jurisdiction of incorporation and each state or other jurisdiction in which Seller is qualified to do business. Seller (i) is a limited liability company validly existing and in good standing under the laws of its jurisdiction of formation; (ii) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing, would not, individually or in the aggregate, result in a Material Adverse Change; and (iii) has full power and authority required to own, lease and operate its assets and to carry on its business as now being conducted. Seller has heretofore delivered to Purchaser true and complete copies of its certificate of formation and limited liability company operating agreement, as amended to date.
     5.2 Authority; Binding Nature of Agreements. Seller has all requisite power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to carry out the provisions of this Agreement and the other Transaction Documents. The execution and delivery by Seller of the Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by the Board of Managers and the members of Seller and no other corporate act or proceeding on the part of Seller or its members is necessary to authorize the Transaction Documents or the consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the other Transaction Documents constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     5.3 No Conflicts; Required Consents. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the Contemplated Transactions (a) violates, is in conflict with, accelerates the performance required by, constitutes a default (or

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an event which, with notice or lapse of time or both, would constitute a default) or would give any Person the right to terminate or suspend under any Real Property Lease, Material Contract or Authorization, (b) violates the certificate of formation or limited liability company operating agreement of Seller or any Law or Order of any court or other Governmental Body applicable to Seller, (c) will result in the imposition of any Encumbrance against any property or asset of Seller, or (d) requires any Authorization of any Person or Governmental Body.
     5.4 Subsidiaries. Seller does not own or hold any units, stock or any other security or interest (excluding short-term marketable investments) in any other Person or any right to acquire any such security or interest.
     5.5 Authorizations. No Authorization of any Governmental Body is required by or on behalf of Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.
     5.6 Financial Statements. Seller has delivered to Purchaser copies of the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheet and statements of income, changes in members’ equity, and cash flows Seller as of and for each of the fiscal years ended December 31, 2005 and 2006; (ii) a draft copy of the 2007 audit report as prepared by Seller’s certified public accountants; and (iii) an unaudited balance sheet and unaudited statement of income for Seller as of and for the fiscal period ended June 30, 2008 (the “Balance Sheet and Statement of Income”). The Financial Statements (including the notes thereto) (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject, in the case of unaudited statements, to year-end adjustments and to the absence of footnotes), (B) present fairly in all material respects the financial condition of Seller as of such dates and the results of operations of Seller for such periods and (C) are consistent with the books and records of Seller.
     5.7 Accounts Receivable. The accounts receivable of Seller listed on Schedule 5.7 arose from bona fide transactions in the ordinary course of business. To Seller’s Knowledge, the debtors to which the accounts receivable of Seller relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables have been made subject to an assignment for the benefit of creditors. Seller has not received written notice of, or has no Knowledge of, any counterclaims or setoffs against or disputes regarding such accounts receivable.
     5.8 Seller Indebtedness; Absence of Undisclosed Liabilities.
          (a) All Seller Indebtedness as of the date of this Agreement is listed on Schedule 5.8(a).
          (b) Seller has no Liabilities with respect to the Purchased Assets other than Liabilities under the Assumed Contracts.
     5.9 Absence of Changes. Since January 1, 2008, (a) Seller has conducted its business in the ordinary course; (b) no event or circumstance has occurred that has caused, or would reasonably be expected to cause, a Material Adverse Change; and (c) Seller has not caused or approved any indebtedness for borrowed money incurred or guaranteed by Seller.

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     5.10 Transactions with Affiliates. No Affiliate: (a) owns, directly or indirectly, any debt, equity or other interest in any Person with which Seller has a business relationship or competes with; (b) is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any Affiliate other than with respect to any of Seller’s obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits; (c) has any direct or indirect interest in any asset, property or other right used in the conduct of or otherwise related to the Business; (d) has any claim or right against Seller, and no event has occurred that might (with or without notice or lapse of time) serve as a basis for any claim or right in favor of any Affiliate against Seller; (e) is a party to any Seller Contract or has had any direct or indirect interest in, any Seller Contract, transaction or business dealing of any nature involving Seller; or (f) received from or furnished to Seller any goods or services (with or without consideration) since January 1, 2008.
     5.11 Inventory. Seller does not currently have and has not in the past maintained any inventory.
     5.12 Seller Contracts.
          (a) Schedule 5.12(a) sets forth an accurate, correct and complete list of all Seller Contracts relating to the Purchased Assets to which any of the descriptions set forth below may apply (the “Material Contracts”):
               (i)   any Real Property Lease or contract affecting any right, title, or interest in or to real property;
               (ii)   any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of, or pursuant to which in the last twelve (12) months Seller paid, in the aggregate $50,000 or more;
               (iii)   any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provide for annual payments to Seller of, or pursuant to which in the last year Seller received, in the aggregate $25,000 or more;
               (iv)   any partnership, joint venture or other similar contract arrangement or agreement;
               (v)   any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $25,000;
               (vi)   any guaranty of any third-party obligation;
               (vii)   any agreement under which Seller has advanced or agreed to advance money or has agreed to lease any property, real or personal, either as lessee or lessor;

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               (viii)   all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, membership unit option, membership unit purchase and similar plans and arrangements;
               (ix)   any license, sublicense, or option for a license or sublicense, technology transfer, franchise or other agreement in respect of any Seller Intellectual Property or other property owned or used by Seller other than “shrink wrap” or “click wrap” licenses for commercially available software;
               (x)   any contract relating to outgoing development licenses;
               (xi)   any agency, dealer, sales representative or other similar agreement;
               (xii)   any contract or other document that limits the freedom of Seller to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset of Seller and that would so limit the freedom of Purchaser after the Closing Date;
               (xiii)   any Grants;
               (xiv)   any contract with respect to the discharge, storage or removal of effluents, waste or pollutants;
               (xv)   any power of attorney or proxy or similar instrument;
               (xvi)   any confidentiality agreements and/or assignment of invention agreements with third parties;
               (xvii)   any other contract or commitment not made in the ordinary course of business that is material to the Business; or
               (xviii)   any currently proposed arrangement of a type that, if entered into, would be a contract described in (i) – (xvii) above.
          (b) Seller has made available through a digital workspace provided by “Intralinks” or otherwise, or delivered to Purchaser accurate, correct and complete copies of each Material Contract that has been reduced to writing and a written summary of each oral agreement, including all amendments, supplements, modifications and waivers thereof.
          (c) Each Material Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms.
          (d) (i) Seller is not in material default, and to Seller’s Knowledge, no other party is in material default, under any Material Contract. To Seller’s Knowledge, no event has occurred that would (with or without notice or lapse of time) (A) result in a material violation or material breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default under any Material Contract; (C) give any Person the right

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           to accelerate the maturity or performance of any Material Contract or to cancel, terminate or materially modify any Material Contract; or (D) otherwise cause a Material Adverse Change in connection with any Material Contract; and
               (ii) Seller has not waived any of its material rights under any Material Contract.
          (e) To Seller’s Knowledge, each Person against which Seller has or may acquire any rights under any Seller Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to Seller.
          (f) To Seller’s Knowledge, the performance of the Material Contracts will not result in any violation of or failure by Seller to comply with any Law.
     5.13 Insurance. There are no outstanding claims made under any insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure Seller, the Business and/or the assets or properties of Seller in respect of any loss, damage, claim, event or circumstance affecting Seller, the Business and/or the assets or properties of Seller. Seller maintains insurance customary in amount and type for a business such as the Business.
     5.14 Title to Property; Encumbrances.
          (a) Owned Real Property. Seller does not own any Real Property.
          (b) Leased Real Property. Schedule 5.14(b) sets forth an accurate, correct and complete list of each agreement (collectively, the “Real Property Leases”) pertaining to the Leased Real Property (including the street address of each Leased Real Property and the name of the lessor) and a list of Seller Contracts affecting each Leased Real Property. Seller has been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such lease. Seller has delivered to Purchaser accurate, correct and complete copies of each Real Property Lease and copies of existing title insurance policies, title reports, surveys, environmental reports in Seller’s possession, if any, for the real property subject to the Real Property Leases. All Real Property Leases are in good standing and are valid and effective in accordance with their respective terms and, to Seller’s Knowledge, there exists no default thereunder.
          (c) Personal Property.
               (i) Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Purchased Assets. The Purchased Assets are free and clear of all Encumbrances of any kind or nature. Upon Closing, Purchaser will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets and no restriction will exist as a result of consummation of the Contemplated Transactions on Purchaser’s right to resell, license or sublicense any of the Purchased Assets or Assumed Liabilities or engage in the Business.

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               (ii) The tangible Purchased Assets are, in aggregate, (A) in good operating condition and repair, ordinary wear and tear excepted and (B) suitable and adequate for continued use in the manner in which they are presently being used.
     5.15 Intellectual Property.
          (a) The attached Schedule 5.15(a) contains a complete and accurate list of all (i) registered Seller Intellectual Property that Seller owns or licenses, (ii) pending patent applications and applications for other Intellectual Property Right registrations of Seller Intellectual Property, and (iii) material unregistered Seller Intellectual Property that Seller owns or licenses (excluding Seller Know-How and other than rights to “shrink wrapped” or “off the shelf” software licensed by Seller). All patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, logos, registered copyrights, copyright applications and domain name registrations set forth on Schedule 5.15(a) have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, United States Register of Copyrights, Network Solutions, Inc. (or other authorized domain name registry) or the corresponding offices of any other country, state, or other jurisdiction to the extent set forth on Schedule 5.15(a), and have been properly maintained or renewed in accordance with all applicable provisions of Law as of the date of Closing. All Seller Intellectual Property listed on Schedule 5.15(a) which is material to the Business is covered by valid, enforceable and subsisting Intellectual Property Rights (except as enforceability of such rights may be limited by bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except where the enforcement of any equitable remedies relating to such rights may be limited by equitable principles of general applicability).
          (b) The attached Schedule 5.15(b) contains a complete and accurate list of all agreements, licenses, and royalty agreements (with the exception of routine Material Transfer Agreements and confidentiality/non-disclosure agreements) pursuant to which Seller grants rights to any third party with respect to any Seller Intellectual Property set forth on Schedule 5.15(a), and all licenses, agreements, and royalty agreements pursuant to which any third party grants to Seller any rights with respect to any Seller Intellectual Property set forth on Schedule 5.15(a) (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by Seller), in each case identifying the subject Seller Intellectual Property. All agreements, licenses, and royalty agreements set forth on Schedule 5.15(b) which are material to the Business are in full force and effect, and there is no default thereunder by Seller, nor to Seller’s Knowledge, by any other party thereto. Seller is not a party to any agreement, whether or not in writing, with any third party, providing for the assignment or ownership of the Seller Intellectual Property. Seller is not making any unlawful use of any Intellectual Property Rights granted to Seller under such agreements, licenses, royalty agreements, and other rights set forth on Schedule 5.15(b). No royalties or fees are payable by the Seller to any Person as of the Closing Date by reason of the ownership or use of any of the Seller Intellectual Property set forth on Schedule 5.15(a). Seller possesses sole, exclusive, valid and unencumbered title to the Seller Intellectual Property set forth in Schedule 5.15(a). Seller has not granted (i) any licenses, sublicenses or agreements to any other Person relating to the Seller Intellectual Property set forth on Schedule 5.15(a); and (ii) any Encumbrances on any of the Seller Intellectual Property set forth in Schedule 5.15(a). There are no outstanding and, to the Knowledge of Seller, no threatened, disputes or disagreements with respect to any such

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agreement, licenses, royalty agreements or other rights set forth on Schedule 5.15(b) or the Seller Intellectual Property set forth in Schedule 5.15(a).
          (c) Seller is not currently using and it will not be necessary for Seller to use any Intellectual Property Rights of any of its present or former employees or consultants developed, invented or made during or prior to either the employment of such employee by or service by such consultant to Seller or any other Person except for any such Intellectual Property Rights that have been effectively and enforceably assigned or licensed to Seller and except for any such Intellectual Property Rights that constitute “works made for hire” for the benefit of Seller under the United States Copyright Act. No present or former employee or consultant of Seller and no other Person, owns or has a proprietary, financial or other interest, direct or indirect, in whole or in part in any Intellectual Property Right which Seller purports to own.
          (d) No loss or expiration of any Intellectual Property Rights in any Seller Intellectual Property owned (or purportedly owned) or licensed by Seller has occurred prior to the Closing which has had or would reasonably be expected to cause a Material Adverse Change, and no loss or expiration of any such Intellectual Property Right is threatened in writing, or is pending or has been orally threatened.
          (e) There have been no written claims made against Seller asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights covering Seller Intellectual Property owned or purportedly owned by Seller that is set forth on Schedule 5.15(a). The Contemplated Transactions will not cause a Material Adverse change on the right, title or interest in and to the Seller Intellectual Property and all material items of such Seller Intellectual Property shall be owned by or licensed to Seller on Substantially identical terms and conditions immediately after the Closing.
          (f) The Seller Intellectual Property does not infringe upon the rights of any third parties. Seller has not received any written notices of any infringement or misappropriation by, or in conflict with, any third party with respect to any Seller Intellectual Property (including any demand or request that Seller license any rights from a third party). The conduct of the business of Seller during the past five (5) years and the use of the Seller Intellectual Property as currently used has not infringed and does not infringe, misappropriate or conflict with any Intellectual Property Rights of any other Person and no Person has infringed upon or is currently infringing upon any Seller Intellectual Property and no Person has infringed upon or is currently infringing upon any Seller Intellectual Property.
     5.16 Customers, Distributors and Suppliers. Schedule 5.16 sets forth an accurate, correct and complete list of all of the customers or licensees and suppliers or licensors to Seller, determined on the basis of revenues, including license fees, royalties and other remunerations from services provided or items sold (with respect to customers or licensors) or costs of items purchased or licensed (with respect to suppliers and licensors) for the fiscal year ended December 31, 2007. To Seller’s Knowledge, no customer or supplier of Seller intends to forgo doing business with Purchaser after the consummation of the Contemplated Transactions.

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     5.17 Seller Products and Product Warranty. All Seller Products and any services rendered by Seller have been, in all material respects, in conformity with all applicable contractual commitments and all expressed or implied warranties. No liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries. Schedule 5.17 sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of Seller. All warranties are in conformity with the labeling and other requirements of applicable Law. Schedule 5.17 sets forth an accurate, correct and complete list and summary description of all service or maintenance agreements under which Seller is currently obligated, indicating the terms of such agreement and any amounts paid or payable thereunder. No products heretofore manufactured, processed, distributed, sold, delivered or leased by Seller or services rendered are now subject to any guarantee, warranty, claim for product liability, or patent or other intellectual property indemnity.
     5.18 Employees and Consultants.
          (a) Schedule 5.18(a) sets forth, with respect to each employee of Seller (including any such employee who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by Seller, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other compensation forms; (iv) each current Seller Benefit Plan in which such employee participates or is eligible to participate; and (v) any governmental authorization that is held by such employee and that is used in connection with the Business. The employment of each of Seller’s employees is terminable by Seller at will.
          (b) Schedule 5.18(b) lists all Persons who are currently performing services for Seller (or who since January 1, 2007 has performed such services related to the development of the Seller Products) who are or were classified as “consultants” or “independent contractors,” the compensation of each such Person and whether Seller is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 5.18(b) and have been made available for on site inspection (or, in the case of agreements that are not in writing, a summary thereof has been prepared by Seller) by Purchaser. All such Persons have executed Seller’s confidentiality, nondisclosure and developments agreement substantially in the form attached hereto as Exhibit J. All Persons engaged by Seller as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local Laws.
          (c) Seller is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of its employees.

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          (d) Schedule 5.18(d) lists all current employee manuals and handbooks, and material employment policy statements relating to the employment of the current employees of Seller.
          (e) (i) none of Seller’s current employees or independent contractors, whose employment with or service to Seller is material to the Business as presently conducted, has notified Seller that he or she intends to terminate his or her employment or business relationship, as applicable, with Seller; (ii) Seller does not have a present intention to terminate the employment of any employee or independent contractor; (iii) all current and former employees of Seller involved in the development of the Seller Products have executed Seller’s standard confidentiality, nondisclosure and development agreements in the form(s) provided to Purchaser’s counsel and attached hereto as Exhibit J, (iv) to Seller’s Knowledge, no current employee or independent contractor of Seller is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to restrict or limit (A) the performance by such employee or independent contractor of any of his or her duties or responsibilities as an employee or independent contractor, respectively, of the Seller, (B) the business or operations of Seller; or the validity of any Intellectual Property Rights covering the Intellectual Property Assets set forth in Schedule 5.15(a), and (v) to Seller’s Knowledge, no current employee or independent contractor of Seller is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such employee or independent contractor to be employed or engaged, respectively, by Seller.
          (f) (i) Seller does not have an established severance pay practice or policy; (ii) no employee or independent contractor of Seller is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from Seller or Purchaser (other than, with respect to employees, accrued salary, vacation, or other paid time off in accordance with the policies of Seller) as a result of or in connection with the Contemplated Transactions or as a result of any termination by Seller or Purchaser on or after the Closing of any Person employed or engaged by Seller on or prior to the Closing Date.
          (g) Seller is in compliance in all material respects with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Seller is not engaged, and has never engaged, in any unfair labor practice of any nature. Seller has not failed to pay any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.
          (h) Seller, and each of its employees, is in compliance in all material respects with all applicable visa and work permit requirements and, to Seller’s Knowledge, no visa or work permit held by an employee will expire during the six (6) month period following the date of this Agreement.

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     5.19 Seller Benefit Plans.
          (a) Schedule 5.19 lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or manager of Seller, and (iii) all other employee benefit, bonus or other incentive compensation, membership unit option, membership unit purchase, membership unit appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Seller maintains, contributes to or has any obligation to or liability for (collectively, the “Seller Benefit Plans”).
          (b) Each of the Seller Benefit Plans has been operated and administered in compliance in all material respects with ERISA, the Code, and all other applicable Laws.
          (c) None of the Seller Benefit Plans which is an “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, is a Multiemployer Plan, a Defined Benefit Plan, or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code. Seller has never sponsored, maintained or contributed to, been obligated to contribute to, or incurring any material liability in connection with any such plans.
          (d) Seller does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.
          (e) With respect to each of the Seller Benefit Plans intended to qualify under Section 401(a) of the Code, (i) a favorable determination letter has been issued by the Internal Revenue Service, (ii) Seller has not engaged in a transaction prohibited by Section 4975 of the Code or Section 406 of ERISA that could result in the imposition of any material excise taxes or penalties, and (iii) Seller has delivered or made available to Purchaser the most recent Form 5500 filed with respect to such Plan.
     5.20 Compliance with Laws.
          (a) To Seller’s Knowledge, (i) Seller is, and at all times since inception has been, in compliance with each Law that is applicable to Seller or any of Seller’s properties, assets, operations or businesses, and (ii) no event has occurred, and no condition or circumstances exists, that would (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Law. Seller has not received any written notice from any third party regarding any actual, alleged or potential violation of any Law.
          (b) Seller has delivered or made available to Purchaser true, correct and complete copies of all material written communications and written summaries and minutes of all material meetings and discussions between Seller, on the one hand, and the FDA, on the

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other hand, relating to any Seller Compound (“Regulatory Materials”). The Regulatory Materials being delivered to Purchaser have been stored under Seller’s control.
          (c) Neither Seller nor any of Seller’s officers, employees or agents acting for Seller is subject to any pending or threatened investigation by (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any amendments thereto, (B) the Department of Health and Human Services Office of Inspector General, Department of Justice, or other Governmental Body pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), or the Federal False Claims Act, or similar state or foreign law. Neither Seller nor, to Seller’s Knowledge, any of Seller’s officers, employees or agents acting for Seller has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for action under any of the statutes, regulations or policy referred to in the preceding sentence. Neither Seller nor any of Seller’s officers, employees or agents acting for Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. §335a or any similar state or foreign law or (B) exclusion under 42 U.S.C. §1320a-7 or any similar state or foreign law.
     5.21 Authorizations.
          (a) Seller has all Authorizations from Governmental Bodies that are required in connection with Seller’s ownership of its properties or assets or Seller’s operation of the Business as currently conducted, except where the failure to have such Authorizations would not, individually or in the aggregate, result in a Material Adverse Change. Seller has made all filings with, and given all notifications to, all Governmental Bodies as required by all applicable Laws, except where the failure to do so would not result in a Material Adverse Change. Schedule 5.21(a) contains an accurate, correct and complete list and summary description of each governmental Authorization, filing or notification issued to Seller in connection with, and material to, the operation of the Business. Each such Authorization, filing and notification is valid and in full force and effect, and there is not pending or, to Seller’s Knowledge, threatened any Proceeding which would reasonably be expected to result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Authorization, filing or notification. No violations have been recorded in respect of any of such Authorizations from Governmental Bodies. No fines or penalties are due and payable in respect of any such Authorizations from Governmental Bodies or any violation thereof.
          (b) Seller has delivered to Purchaser accurate and complete copies of all of the Authorizations, filings and notifications identified in Schedule 5.21(a), including all renewals thereof and all amendments thereto.
     5.22 Litigation.
          (a) There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller, any of Seller’s properties, assets, operations or businesses, or Seller’s rights relating thereto. No event has occurred, and, to Seller’s Knowledge, no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceedings. Seller has delivered to Purchaser true, accurate and

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complete copies of all pleadings, correspondence and other documents relating to any such Proceeding. No insurance company has asserted that any such Proceeding is not covered by the applicable policy related thereto.
          (b) Neither Seller nor, to Seller’s Knowledge, its officers or managers, nor any of Seller’s properties, assets, operations or businesses, is subject to any Order.
     5.23 Environmental Matters.
          (a) Seller is and has at all times been in compliance in all material respects with all applicable Environmental Laws. Seller has obtained and is in compliance in all material respects with all Governmental Approvals required under Environmental Law with respect to its business as conducted (the “Environmental Approvals”), and each such Environmental Approval is currently in full force and effect, and will not cease to be in full force and effect as a result of the execution, delivery and performance of the Transaction Agreements by Seller.
          (b) There are no Proceedings pending or, to Seller’s Knowledge, threatened by any Governmental Authority or Person against or directly affecting Seller involving any actual or alleged Environmental Liability. To Seller’s Knowledge, Seller has not received any written notice from any Person regarding the commencement of, and no condition or circumstance exists, that (with or without notice or lapse of time or both) would reasonably be expected to give rise to, or serve as a basis for, the commencement of any such Proceeding. Seller is not subject to any Order under any Environmental Law.
          (c) Seller has not handled, released or threatened to release, or arranged for any other Person to handle or release, any Hazardous Substance, except in each case (i) in compliance in all material respects with Environmental Law, (ii) in a manner that would not give rise to any Environmental Liability and (iii) at a location that is (x) fully permitted for such handling and release, (y) has not been listed or, to Seller’s Knowledge, been proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any similar list under any other Environmental Law and (z) is not subject to any Proceeding or Order for investigation or cleanup under any Environmental Law. To Seller’s Knowledge, no release or threatened release of any Hazardous Substance has occurred, or is occurring, at, on, under, from or to any real property currently or formerly owned, leased or operated by Seller, and no Hazardous Substance is migrating to or from any such real property that would reasonably be expected to give rise to any Environmental Liability.
          (d) To Seller’s Knowledge, none of the following exists at any of the Leased Real Property: any asbestos-containing material; urea formaldehyde foam insulation; polychlorinated biphenyls; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, surface impoundments, waste piles or land disposal areas.
          (e) No Person has obtained or asserted an Encumbrance under any Environmental Law upon any of the assets of Seller or taken any action that would reasonably

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be expected to result in any such Encumbrance. Neither the execution and delivery of, or the fulfillment of any obligation under, this Agreement will result in any obligations for site investigation or cleanup, notification to, or consent of, any Governmental Authority or any other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.
          (f) Seller has provided Purchaser with complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in Seller’s or Seller’s counsel’s possession or control or to which Seller has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting any real property currently or formerly owned, leased or operated by Seller, or regarding Seller’s compliance with any Environmental Law.
     5.24 Taxes.
          (a) Seller has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Seller with respect to any period ending prior to the Closing Date, other than Taxes for which adequate accruals have been provided in its Financial Statements. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Seller has no liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of Seller, other than liens for Taxes not yet due and payable.
          (b) Schedule 5.24(b) lists all Tax Returns filed by Seller for all taxable periods since December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. No other audit of any Tax Return is currently pending or, to Seller’s Knowledge, threatened. No claim has ever been made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller has delivered or made available to Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Seller since its inception. Seller has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.
          (c) Seller is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Seller is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.
          (d) Seller is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 404 of the Code.

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          (e) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
          (f) Seller is classified as a partnership for United States federal and state income tax purposes and has been since its date of legal organization. Seller has never made an election to be classified as an association taxable as a corporation for federal or state tax purposes. Seller has never elected the nonapplication of subchapter K of the Code under Section 761(a) of the Code. Seller is not classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code or any similar provision of state law.
     5.25 No Brokers or Finders. Seller has not employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the Contemplated Transactions.
     5.26 No Other Agreements. Other than for sales of assets in the ordinary course of business, Seller, has not since January 1, 2008, entered into any contract with respect to the sale or other disposition of any assets or membership units of Seller.
     5.27 Corporate Documents; Books and Records. The minute books of Seller contain materially accurate records of all meetings of, and corporate action taken by, the board of managers of Seller.
     5.28 Clinical and Scientific Data. Seller has delivered or made available all available clinical trial results and data, including raw data and reports (“Scientific Data”), created by Seller or any third party on behalf of Seller in connection with the Seller Compounds. The Scientific Data being delivered to Purchaser have been stored under Seller’s control.
     5.29 Export Controls. Seller has at all times been in compliance in all material respects with all Laws relating to export control and trade embargoes. To the Seller’s Knowledge, no product sold or service provided by Seller during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea or any other country to which the provision or products or services may be restricted by any applicable Law.
     5.30 Purchase Entirely for Own Account. This Agreement is made with Seller in reliance upon Seller’s representation to Parent, which by Seller’s execution of this Agreement, Seller hereby confirms, that the Purchaser Note #1 and the Purchaser Note #2 to be issued to Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any Third Party, with respect to the Purchaser Note #1 or with respect to the Purchaser Note #2. Seller has not been formed for the specific purpose of acquiring the Purchaser Note #1 or the Purchaser Note #2.
     5.31 Disclosure of Information. Seller has had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the offering of the

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Purchaser Note #1 and the Purchaser Note #2 with Parent’s management and has had an opportunity to review Parent’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Parent in Article 6 of this Agreement or the right of Seller to rely thereon.
     5.32 Restricted Securities. Seller understands that each of the Purchaser Note #1 and the Purchaser Note #2 has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that each of the Purchaser Note #1 and the Purchaser Note #2 is a “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold each of the Purchaser Note #1 and the Purchaser Note #2 indefinitely unless it is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Parent has no obligation to register or qualify the Purchaser Note #1 or the Purchaser Note #2 for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchaser Note #1 or the Purchaser Note #2, and on requirements relating to Parent which are outside of Seller’s control, and which Parent is under no obligation and may not be able to satisfy.
     5.33 No Public Market. Seller understands that no public market now exists for the Purchaser Note #1 or the Purchaser Note #2, and that Parent has made no assurances that a public market will ever exist for the Purchaser Note #1 or the Purchaser Note #2.
     5.34 Legends. Seller understands that each of the Purchaser Note #1 and the Purchaser Note #2 may bear one or all of the following legends:
          (a) “THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
          (b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Parent Note represented by the certificate so legended.
     5.35 Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
     5.36 Full Disclosure. Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of a material fact or (ii) omits any material fact necessary to make any of the representations,

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warranties or other statements or information of Seller contained herein or therein (in light of the circumstances under which they were made) not misleading.
6. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT. In order to induce Seller to enter into and perform the Contemplated Transactions, except as set forth in a disclosure schedule corresponding to the applicable section of this Article 6 (collectively, the “Purchaser’s Disclosure Schedules”), Purchaser and Parent jointly and severally hereby represent and warrant as follows (it being understood that the disclosure of an item in one section of the Purchaser’s Disclosure Schedules shall be deemed to modify both (i) the representations and warranties contained in the section of this Agreement to which it corresponds in number, and (ii) any other representation and warranty of Purchaser in this Agreement to the extent that a cross-reference to such other representation and warranty exists or to any other section of the Purchaser’s Disclosure Schedules to the extent that it is readily apparent that the disclosure is applicable):
     6.1 Organization and Good Standing. Schedule 6.1 sets forth each of Purchaser and Parent’s jurisdictions of incorporation and each state or other jurisdiction in which each is qualified to do business. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser is a limited liability company validly existing and in good standing under the laws of its jurisdiction of formation. Each of Purchaser and Parent (a) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not be reasonably expected to materially adversely affect the ability of Purchaser or Parent to perform its respective obligations hereunder or consummate the Contemplated Transactions in accordance with the terms hereof, and (b) has full power and authority required to own, lease and operate its assets and to carry on its business it is as now being conducted. Purchaser has delivered to Seller true and complete copies of its Certificate of Formation and Limited Liability Company Agreement (operating agreement). Parent has not amended the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 11, 2008, nor the Amended and Restated Bylaws of the Parent adopted as of June 20, 2005. Purchaser has not amended its Certificate of Formation since its initial filing on November 20, 2006, nor its Limited Liability Company Agreement dated November 20, 2006.
     6.2 Authority Relative to Agreement. Each of Purchaser and Parent have all requisite corporate power and authority to execute and deliver this Agreement and all other agreements, documents, certificates or other instruments required to be delivered by them hereby or in connection herewith, including, without limitation, the Purchaser Note #1, the Purchaser Note #2, the Security Agreement and the Parent Guaranty (collectively, the “Purchaser Documents”) and to carry out the provisions of this Agreement and the other Purchaser Documents. The execution, delivery and performance by each of Purchaser and Parent of each of Purchaser Documents, and the consummation by each of them of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and Parent, and no other corporate act or proceeding on the part of either Purchaser or Parent or their respective equity holders is necessary to authorize the Purchaser Documents or the consummation by each of them of the Contemplated Transactions.

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     6.3 No Conflicts; Required Consents. The execution, delivery and performance by each of Purchaser and Parent of this Agreement and the other Purchaser Documents do not constitute or result in a breach or violation of or default under the certificate of incorporation or bylaws of Parent, or under the certificate of formation or limited liability company operating agreement of Purchaser. The execution, delivery and performance by each of Purchaser and Parent of this Agreement and each of the other Purchaser Documents, and the consummation by each of Purchaser and Parent of the Contemplated Transactions (a) do not require the consent, waiver, approval, franchise or permit, license or authorization of, or any declaration or filing with, any Person or other Governmental Body, (b) do not conflict with or result in a breach of the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company operating agreement of Purchaser, (c) do not violate any provision of Law applicable to them, and (d) do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or Parent pursuant to any mortgage, deed of trust, indenture or other agreement or instrument or any Law or Order or any other restriction of any kind or character to which Purchaser or Parent is a party or by which any of their respective assets or properties may be bound, the consequence of which violation, conflict, breach, termination or default referred to in this clause (d) would be reasonably expected to materially adversely affect the ability of Purchaser or Parent to perform their respective obligations hereunder or consummate the Contemplated Transactions in accordance with the terms hereof.
     6.4 Effect of Agreement. This Agreement and each other Purchaser Document have been duly executed and delivered by each of Purchaser and Parent. This Agreement and each such other Purchaser Document constitute legal and valid obligations of each of Purchaser and Parent enforceable against them in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     6.5 Governmental Action. There is no legal, administrative, arbitral or other proceeding by or before any Governmental Body pending or, to the Knowledge of Purchaser or Parent, threatened against Purchaser or Parent, nor to the Knowledge of Purchaser or Parent is there any pending investigation by any Governmental Body, which would give any third party the right to enjoin or rescind the Contemplated Transactions or otherwise prevent Purchaser or Parent from complying with the terms and provisions of this Agreement.
     6.6 No Brokers or Finders. Neither Purchaser nor Parent has, and none of their respective officers, directors or employees have, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the Contemplated Transactions.
     6.7 Authorizations. No Authorization of any Governmental Body is required by or on behalf of Purchaser or Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions (including, without limitation, the operation of the Business by Purchaser or Parent after the Closing).

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     6.8 Public Filings. Parent has timely filed with the Securities and Exchange Commission all notices, reports and other similar documents required to be filed in accordance with any applicable Laws (“Public Filings”). All such filings (i) were and, to Parent’s Knowledge, remain accurate, (ii) do not contain any untrue statement of a material fact or omit any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made); and (iii) Seller is entitled to rely upon all such Public Filings.
     6.9 Disclosure of Information. Purchaser and Parent have had an opportunity to discuss Seller’s business, management, financial affairs with Seller’s management and have had an opportunity to review Seller’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Seller in Article 5 of this Agreement or the right of Purchaser and Parent to rely thereon.
     6.10 Clinical and Scientific Data Relating to Vilazodone. Purchaser or Parent has delivered or made available sufficient clinical data and all clinical trial results and data relating to Vilazodone to reasonably enable Seller to assess the Vilazodone program.
     6.11 Compliance with Laws.
          (a) To each of Purchaser and Parent’s Knowledge, respectively, (i) each of Purchaser and Parent is, and at all times since inception has been, in compliance with each Law that is applicable to Purchaser or Parent or any of their respective properties, assets, operations or businesses, and (ii) no event has occurred, and no condition or circumstances exists, that would (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Law. Neither Purchaser nor Parent has received any written notice from any third party regarding any actual, alleged or potential violation of any Law.
          (b) Neither Purchaser nor Parent, nor any of Purchaser or Parent’s officers, employees or any agents acting for Purchaser or Parent, is subject to any pending or threatened investigation by (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any amendments thereto, (ii) the Department of Health and Human Services Office of Inspector General, Department of Justice, or other Governmental Body pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), or the Federal False Claims Act, or similar state or foreign law. Neither Purchaser nor Parent nor, to Purchaser or Parent’s Knowledge, any of Purchaser or Parent’s officers, employees or any agents acting for Purchaser or Parent has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for action under any of the statutes, regulations or policy referred to in the preceding sentence. Neither Purchaser nor Parent nor any of Purchaser or Parent’s officers, employees or any agents acting for Purchaser or Parent has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. §335a or any similar state or foreign law or (B) exclusion under 42 U.S.C. §1320a-7 or any similar state or foreign law.

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     6.12 Litigation. There is no Proceeding pending or, to Purchaser or Parent’s Knowledge, threatened against Purchaser or Parent, any of Purchaser or Parent’s properties, assets, operations or businesses, or Purchaser or Parent’s rights relating thereto. No event has occurred, and, to Purchaser or Parent’s Knowledge, no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceedings. Each of Purchaser and Parent has delivered to Seller true, accurate and complete copies of all pleadings, correspondence and other documents relating or that would reasonably be expected to give rise to, any such Proceeding. No insurance company has asserted that any such Proceeding is not covered by the applicable policy related thereto.
     6.13 Full Disclosure. Neither this Agreement nor the Purchaser’s Disclosure Schedules nor any of the other Purchaser Documents (i) contains or will contain as of the Closing Date any untrue statement of a material fact or (ii) omits any material fact necessary to make any of the representations, warranties or other statements or information of Purchaser or Parent, as the case may be, contained herein or therein (in light of the circumstances under which they were made) not misleading.
7. FURTHER AGREEMENTS OF THE PARTIES.
     7.1 Expenses. Except as otherwise specifically herein provided, each of Seller, Purchaser and Parent shall bear its own expenses (including, without limitation, fees and disbursements of their respective advisors and consultants) incurred in connection with all obligations required to be performed by each of them under this Agreement.
     7.2 Access and Cooperation Following the Closing.
          (a) Purchaser and Parent shall give Seller and its authorized representatives access to certain of their books and records (and permit Seller and its authorized representatives to make copies thereof) to the extent relating to (i) Seller’s obligations under this Agreement including, without limitation, pursuant to Section 3.3 and Article 8, (ii) in conjunction with the preparation of Seller’s tax returns or in conjunction with Seller’s compliance with any Laws to which it may be subject, (iii) in conjunction with Seller’s rights to payments pursuant to Section 3.2, or (iv) the institution or defense of any pending or threatened litigation, investigation or proceedings, whether in connection with this Agreement or the Contemplated Transactions or with operations prior to the Closing Date for which Seller is liable pursuant hereto.
          (b) Purchaser shall, and shall cause its Affiliates to, make their employees available to Seller, without requiring a subpoena or other legal process, for reasonable periods of time for the purposes described in subsection (a) above, with the reasonable out-of-pocket expenses of making such employees available being reimbursed but no reimbursement being required for the salaries, wages, bonuses or other compensation of such employees during such periods.
          (c) For the purposes of permitting Parent to comply with its public company reporting obligations with respect to the Contemplated Transactions: (i) no later than August 31, 2008, Seller shall use its best efforts to cause to be delivered to Parent the audited financial

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statements of Seller for the fiscal year ending December 31, 2007; and (ii) Seller shall take all actions reasonably requested by Parent and provide reasonable and prompt access to Parent’s employees (during business hours) to Seller’s records, financial work papers and other relevant financial information.
     7.3 Confidentiality.
          (a) Generally. Purchaser, Parent and Seller shall:
               (i) keep the Confidential Information of the other parties in confidence and not use such Confidential Information for any purpose whatsoever, directly or indirectly, other than in accordance with this Section 7.3 and for the purposes of conducting the activities contemplated by the Transaction Documents;
               (ii) not disclose, in any manner communicate or acquiesce in the disclosure or communication of Confidential Information of the other parties to any third party, except (A) to the extent required for the purpose of conducting the activities contemplated by the Transaction Documents, and only to those third parties that have a need to know the same, where such third parties are bound by provisions of confidentiality substantially to the effect of this Section 7.3 or where such third party agrees in writing for to observe the terms and conditions of this Section 7.3; or (B) if Purchaser, Parent or Seller receives a subpoena or other validly issued judicial or administrative process requesting or purporting to compel the production of such Confidential Information. Prior to any such disclosure pursuant to Section 7.3(a)(ii)(B), the receiving party shall immediately notify the other parties thereof so that such other parties may seek a protective order or other appropriate remedy or waive compliance by the receiving party with this clause. The receiving party shall cooperate in obtaining any such protective order. If any Governmental Body requires disclosure of such Confidential Information, then the party required to provide such disclosure shall furnish only that portion of the Confidential Information that in the written opinion of such party’s outside legal counsel is legally required, and shall exercise its best efforts to obtain reasonable assurances that confidential treatment is accorded such Confidential Information; and
               (iii) not make, or enable, authorize, permit or acquiesce in any other Person making, any copy or abstract of any Confidential Information of the other parties unless such copying or abstracting is done (i) in accordance with this Section 7.3 and (ii) solely for the purpose of conducting the activities contemplated by the Transaction Documents.
          (b) This Section 7.3 will supersede (including as to disclosures of Confidential Information made prior to the date of this Agreement), the confidentiality obligations in that certain letter of intent between Seller and Parent, dated as of July 10, 2008; provided, however, that the provisions of this Section 7.3 shall not apply to former employees, consultants, agents or Affiliates of Seller who provide services to Parent or Purchaser after the Closing Date, as it is contemplated that such individuals will enter into separate confidentiality and nondisclosure agreements with Purchaser pertinent to their post-Closing services on behalf of Purchaser.

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          (c) Purchaser and Parent acknowledge that Seller must obtain the consent of its members to the consummation of the Transaction Documents and thus has shared with its members the redacted terms of the Letter of Intent entered into by the parties on July 10, 2008, without revealing the identity of Purchaser. It is further agreed that Seller may provide the identity of Purchaser and details of this Agreement and the Transaction Document, provided, however, that all such members owe to Seller duties of confidentiality sufficient to provide protection to such Confidential Information as contemplated under this Section 7.3.
     7.4 Further Action; Commercially Reasonable Efforts.
          (a) In the event that, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.
          (b) From the date of this Agreement until the Closing Date, each of the parties shall promptly notify the others in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Body or any other Person (i) challenging or seeking damages in connection with the Contemplated Transactions or (ii) seeking to restrain or prohibit the consummation of the Contemplated Transactions or otherwise limit the right of Purchaser to own or operate all or any portion of the business or assets of Seller.
     7.5 Public Announcements. No Party shall issue any press release or make any disclosure or public announcement relating to the subject matter of this Agreement or any of the Transaction Documents prior to the Closing Date without the prior consent of the other Parties; provided, however, that Parent shall have the right to issue a press release after the Closing has occurred with respect to this Agreement or the Contemplated Transactions, and provided, further, that following the Closing, each Party hereto may (i) disclose the terms of this Agreement to its shareholders (or members as the case may be) and (ii) make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make by Laws or the rules of any securities exchange, including, without limitation, in response to a subpoena or other discovery demand, and in such case, the party so obligated shall use reasonable efforts to consult with the other party hereto prior to such disclosure, in accordance with Section 7.3(a)(ii).
     7.6 Guarantee by Parent of Purchaser’s Obligations. Parent unconditionally and irrevocably guarantees the full and prompt payment and performance of all obligations, accrued and executory, to which Purchaser is obligated pursuant to the terms of this Agreement. Notwithstanding anything contained herein to the contrary, this Section 7.6 shall survive until all obligations under Purchaser Note #1, Purchaser Note #2, Section 3.2 and Section 8.1 hereof are satisfied or have expired.
     7.7 Continued Existence of Seller.

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          (a) From and after the date hereof, Seller agrees that it shall maintain its limited liability company existence for a period at least as long as the lesser of (a) five (5) years from the Closing, or (b) payment in full of Purchaser Note #1.
          (b) Seller hereby also agrees that in the event that at the direction of its board of managers or Seller’s members, Seller terminates its limited liability company existence pursuant to Section 7.7(a), but prior to the receipt of all potential Contingent Consideration payable pursuant to the terms of Section 3.2 hereof, Seller shall designate a representative or agent (“Member’s Representative”), which Member’s Representative shall be primarily responsible for distributing all Contingent Consideration to Seller’s Members. The intent of the foregoing is that, in the event that after the Closing, Seller dissolves and liquidates all remaining assets, Purchaser shall not be obligated to make individual payments of Contingent Consideration to Seller’s Members, but rather, shall only be obligated to make payments of Contingent Consideration to Member’s Representative.
     7.8 Note Distribution. Seller shall not distribute either of Purchaser Note #1 or Purchaser Note #2 for the time period required under Rule 144(d)(1)(i) of the Securities Act of 1933, as amended. Thereafter, Seller shall give Purchaser and Parent ten (10) business day’s notice of any planned distribution, in whole or part, of Purchaser Note #1 or Purchaser Note #2, with the name, address and taxpayer identification number of the intended distributee(s). As a condition precedent to Seller’s ability under this Agreement to make such distributions, each distributee shall execute and deliver to Purchaser and Parent a Joinder Agreement acknowledging and agreeing (i) to all of Seller’s obligations pursuant to Article 8 of this Agreement, (ii) that payments made under Purchaser Note #1 and Purchaser Note #2 are subject to certain rights of Purchaser and Parent under this Agreement, including without limitation a right of set-off (with respect to Purchaser Note #1 only) pursuant to Section 8 of this Agreement, and (iii) that all payments of principal and interest following such distribution shall be made by Purchaser or Parent, as the case may be, directly to Seller, as payment agent for Purchaser or Parent, as the case may be.
8. INDEMNIFICATION AND RELATED MATTERS.
     8.1 Indemnification. Subject to the limitations of Section 8.2,
          (a) Indemnification by Seller. Seller, on behalf of itself and its successors and assigns, hereby agrees to indemnify Purchaser, Parent and their Affiliates, and their respective directors, officers, managers, members, partners, employees, agents, representatives, successors and permitted assigns, as the case may be (the “Purchaser Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for any and all liabilities, obligations, demands, claims, actions, suits, proceedings, investigations, causes of action, assessments, judgments, losses, costs, damages, deficiencies, Taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys’ fees and all reasonable amounts paid to any third party pursuant to any investigation, defense or settlement of any of the foregoing (collectively, “Damages”), which any Purchaser Indemnified Party may suffer resulting from or arising out of:

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               (i) any misrepresentation or breach of any representation or warranty of Seller under this Agreement or any of the other Transaction Documents furnished by Seller to Purchaser and/or Parent;
               (ii) any breach of any covenant on the part of Seller under this Agreement or any of the other Transaction Documents furnished by Seller to Purchaser and/or Parent;
               (iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller, or any of its Affiliates;
               (iv) any claim by Seller’s members including, without limitation, in connection with, arising out of or claiming as a basis for any suit, the Contemplated Transactions, or any approvals required thereby (but excluding any claims for payment by Purchaser or Parent for the Purchase Price or claims made pursuant to Section 8.1(b)); or
               (v) the Excluded Liabilities.
          (b) Indemnification by Purchaser and Parent. Purchaser and Parent, each on behalf of itself and its respective successors and assigns, jointly and severally hereby agrees to indemnify Seller and its Affiliates, and their respective shareholders, directors, officers, partners, members, managers, employees, agents, representatives, successors and permitted assigns, as the case may be (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Damages which any Seller Indemnified Party may suffer resulting from or arising out of:
               (i) any misrepresentation or breach of any representation or warranty of Purchaser or Parent under this Agreement or in any of the other Transaction Documents furnished by Purchaser or Parent to Seller;
               (ii) any breach of any covenant on the part of Purchaser or Parent under this Agreement or any of the other Transaction Documents furnished by Purchaser or Parent to Seller, including failure to discharge, pay and perform the Assumed Liabilities; or
               (iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Purchaser or Parent or any Affiliate thereof; or
               (iv) any claims arising out of the ownership or operation of the Business after the Closing and any obligations arising post-Closing under the Assumed Contracts.
     8.2 Survival of Representations, Warranties and Covenants; Limitations. The representations, warranties and covenants of Seller, Purchaser and Parent contained in this Agreement shall survive the Closing, subject to the limitations in this Section 8.2:

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          (a) Time Limitations. No party shall have any liability (for indemnification or otherwise) for a breach of any representation or warranty or covenant unless such party is given written notice in accordance with Section 9.6 asserting a claim with respect thereto and specifying the factual basis of the claim, the provisions of this Agreement that provide a right of indemnification, and the extent of the Damages in reasonable detail based on the information at the time available to the party seeking indemnification, on or before the Survival Date, except that (i) there shall be no time limit for any claim by Purchaser or Parent under Section 8.1(a), (A) for breach of the representations by Seller in Sections 5.1, 5.2, and 5.14(c)(i) with respect to title to the Purchased Assets (other than Seller Intellectual Property), organization and authority (the “Title/Organization/Authority Representations”), (B) with respect to any intentional misrepresentation or fraud by Seller or (C) for claims arising under Section 8.1(a)(v) (“Excluded Liability Claims”), (ii) any claim under Section 8.1(a)(i) for any breach of any representation or warranty by Seller in Section 5.23 (Environmental Matters), Section 5.24 (Taxes), or under Section 8.1(a)(ii) for breach of any of the covenants of Seller in Section 3.4 (Tax Matters) (collectively, “Tax Claims”) or Section 5.19 (Seller Benefit Plans) may be made at any time until sixty (60) days following expiration of the applicable statute of limitations, and (iii) any claim under Section 5.15 (Intellectual Property) or under Section 5.14(c)(i) with respect to Seller Intellectual Property (together, “Intellectual Property Claims”) may be made at any time until three (3) years from the Closing Date, and (iv) any claim under Section 8.1(a)(ii) or 8.1(b)(ii) for breach of any covenant that by its terms survives the Closing shall survive in accordance with the terms of such covenant (collectively, “Post-Closing Covenant Claims”). Notwithstanding the foregoing, the time limitations set forth in this paragraph 8.2(a) shall not apply to Damages arising as a result of (A) any intentional misrepresentation or fraud by Purchaser or Parent, (B) any amounts due to Seller pursuant to the Purchaser Note #1, (C) any amounts due to Seller pursuant to the Purchaser Note #2, (D) any amounts due to Seller pursuant to Section 3.2 hereof, or (E) any claim under Section 8.1(b)(iii) or 8.1(b)(iv).
          (b) Dollar Limitations — Minimum. Neither Seller, on the one hand, nor Purchaser or Parent, on the other hand, shall be liable to the other (or to the other Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be) for indemnification under Section 8.1, unless and until the aggregate Damages incurred by such party exceeds $250,000 (the “Basket Amount”); provided, however, that in the event that such Damages exceed the Basket Amount Seller, on the one hand, and Purchaser and Parent, on the other hand, as the case may be, shall, subject to the limitations set forth in this Article 8 shall, fully indemnify the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, for all Damages incurred by such Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, from dollar one (1). Notwithstanding the foregoing, the Basket Amount shall not apply to Damages arising as a result of (i) any intentional misrepresentation or fraud by Seller, Purchaser or Parent, (ii) any breach of any Title/Organization/Authority Representations, (iii) any Tax Claims, (iv) any Post-Closing Covenant Claim, (v) any Excluded Liabilities Claim, (vi) any amounts due pursuant to the Purchaser Note #1, (vii) any amounts due pursuant to Purchaser Note #2, (viii) any amounts due pursuant to Section 3.2 hereof, (ix) any breach of the representations of Purchaser or Parent in Sections 6.1 or 6.2, or (x) any claim under Section 8.1(a)(iii) or Section 8.1(b)(iii) (the “Basket Exceptions”).
          (c) Dollar Limitations – Maximum

Execution Version
               (i) Subject to Section 8.2(b), the maximum aggregate liability of Seller to Purchaser and the other Purchaser Indemnified Parties under this Agreement, including but not limited to liability under Section 8.1(a), shall be a dollar amount equal to any amounts remaining pursuant to the Purchaser Note #1 taken in inverse order of payment of the note (the “Purchaser Indemnification Cap”). Notwithstanding the foregoing, the Purchaser Indemnification Cap shall not apply to Damages arising as a result of (A) any intentional misrepresentation or fraud by Seller, (B) any breach of any of the Title/Organization/Authority Representations, (C) any Tax Claims, (D) any claim under Sections 8.1(a)(iii) or (iv).
               (ii) Subject to Section 8.2(b), the maximum aggregate liability of Purchaser and Parent to Seller and the other Seller Indemnified Parties under this Agreement, including but not limited to liability under Section 8.1(b), shall be an amount equal to any amounts remaining pursuant to the Purchaser Note #1 (the “Seller Indemnification Cap”). Notwithstanding the foregoing, the Seller Indemnification Cap shall not apply to Damages arising as a result of (A) any intentional misrepresentation or fraud by Purchaser or Parent, (B) any amounts due to Seller pursuant to the Purchaser Note #1, (C) any amounts due to Seller pursuant to the Purchaser Note #2, (D) any amounts due to Seller pursuant to Section 3.2 hereof, or (E) any claim under Section 8.1(b)(iii) or 8.1(b)(iv).
     8.3 Indemnification Procedures.
          (a) Third Party Claims. In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding against such Indemnified Party by any Person who is not a party to this Agreement or otherwise entitled to indemnification hereunder as a Purchaser Indemnified Party or Seller Indemnified Party (including, but not limited to any Governmental Body) (a “Third Party Claim”) against such Indemnified Party, for which a claim is to be made by an Indemnified Party under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such claim to the Indemnifying Party within fifteen (15) Business Days after learning of such claim.
               (i) If any Proceeding referred to in Section 8.3(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate due to a conflict of interests or similar reason, or (B) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8.3 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation.

Execution Version
               (ii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may have a material adverse effect on it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
               (iii) In the event that the Indemnifying Party does not elect to conduct the defense of the subject claim, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Damages paid or incurred in connection therewith; provided, however, that no such compromise or settlement shall be effected without the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnifying Party if, pursuant to or as a result of such compromise or settlement, (A) injunctive relief or specific performance would be imposed against the Indemnifying Party, or (B) if the Indemnifying Party is also named as a party to such claim, such compromise or settlement does not expressly and unconditionally release the Indemnifying Party from all liabilities and obligations to the third party claimant (without limitation of the Indemnified Party’s rights against the Indemnifying Party hereunder) with respect to such claim, without prejudice.
               (iv) Subject to Section 8.3(a)(vi) below, in the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense and settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in (but not to control) the defense, said Indemnified Party to be assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld if, pursuant to or as a result of such compromise or settlement, (A) injunctive relief or specific performance would be imposed against the Indemnified Party, or (B) would impose a material amount of liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.
               (v) Without the prior written consent of the Indemnified Party which shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (A) injunctive relief or specific performance would be imposed against the Indemnified Party, or (B) such settlement or cessation would impose a material amount of liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

Execution Version
               (vi) Notwithstanding Section 8.3(a)(ii), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (A) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (B) that involves criminal allegations against the Indemnified Party, (C) that if unsuccessful, would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (D) that imposes any material amount of liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.
               (vii) Subject to Section 8.3(a)(ii) and (vi), any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder to the extent otherwise within the scope of the indemnification provisions of this Article 8.
               (viii) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure to give timely notice.
          (b) Non-Third Party Claims. In the event an Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall transmit to the Indemnifying Party a written notice in accordance with the requirements of Section 8.2(a) and Section 9.6.
     8.4 Calculation of Damages. The amount of Damages payable by an Indemnifying Party under this Article 8 shall exclude any charge for the time of any employees of the Indemnified Party, and shall be reduced by (a) the amount of any insurance proceeds and third party payments or contributions received by the Indemnified Party from third party insurers or other third parties with respect to such Damages or the underlying factors with respect thereto, and (b) the net present value of any Tax benefits realized by the Indemnified Party to the extent the claim for which indemnification is sought gives rise to a deductible loss or expense. Any indemnity payment under this Agreement shall be treated as an adjustment to the Base Purchase Price for Tax purposes. Each Indemnified Party shall take all actions reasonably necessary to mitigate the Damages for which it is eligible for indemnity pursuant to this Article 8.
     8.5 Payments. All claims for indemnification made hereunder by Purchaser Indemnified Parties shall be satisfied through set-off and a corresponding reduction, in whole or in part, as the case may be, to the principal balance outstanding on Purchaser Note #1.

Execution Version
     8.6 Exclusive Remedy. Except in the case of fraud, any claim or cause of action (whether such claim sounds in tort, contract or otherwise, and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the Contemplated Transactions or otherwise in respect of the status, operations, condition or ownership of Seller or its business or properties on or prior to the Closing Date must be brought by either Purchaser (or Parent) or Seller in accordance with the provisions and applicable limitations of this Article 8, which shall constitute the sole and exclusive remedy of Purchaser, Seller and their respective Affiliates, successors and assigns and all Persons who may claim any rights through Purchaser or Seller, for any such claim or cause of action, provided, that nothing herein shall limit the parties’ rights to seek remedies under Section 9.5. The provisions of this Article 8 were specifically bargained for and are reflected in the amounts payable to Seller in connection with the purchase and sale of the Purchased Assets pursuant to Article 2.
9. MISCELLANEOUS.
     9.1 Entire Agreement; Amendment. This Agreement, including all schedules and exhibits, contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.
     9.2 Further Assurances. From time to time, as and when requested by any party, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Contemplated Transactions.
     9.3 Governing Law.
          (a) This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts applicable to agreements made and to be performed therein, without giving effect to principles of conflicts of law.
          (b) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.3(b) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS

Execution Version
AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.3(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
          (c) Each of the parties hereto hereby consents to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby or thereby, including, without limitation, any proceeding relating to ancillary measures in aid of arbitration, provisional remedies and interim relief, or any proceeding to enforce any arbitral decision or award.
          (d) Notwithstanding anything contained in this Section 9.3, the corresponding Governing Law provisions of Purchaser Note #1 and Purchaser Note #2 and the related Guaranty Agreement and Security Agreement shall govern with respect to those documents.
          (e) Each of the parties hereto hereby expressly waives any and all objections such party may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 9.6.
     9.4 Headings. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.
     9.5 Specific Performance; Prompt Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the parties hereto may exercise their rights and obligations under this Agreement or the Transaction Documents by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement, the Transaction Documents or otherwise.
     9.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:
If to Seller, to:

Execution Version
Adenosine Therapeutics, L.L.C.
310 Fourth Street, NE; Suite 201
Charlottesville, VA 22902
Attention: Robert S. Capon, CEO
Facsimile No.: (434) 971-6912
With a copy to:
Williams Mullen
321 East Main Street, Suite 400
Charlottesville, VA 22902
Attention: David Dallas, Esq.
Facsimile No.: (434) 817-0977
If to Purchaser or Parent, to:
Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02548
Attention: Caesar J. Belbel, EVP and Chief Legal Officer
Facsimile No.: (617) 965-0445
with a copy to:
Cooley Godward Kronish LLP
800 Boylston Street, 46th Floor
The Prudential Tower
Boston, MA 02199
Attention: Marc Recht
Facsimile No.: (617) 937-2400
Notices shall be deemed delivered and given upon the earlier to occur of (a) receipt by the party to whom such notice is directed, (b) if sent by facsimile machine, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the Business Day after which such notice is sent, (c) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service, or (d) the fifth (5th) Business Day following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.
     9.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except for Purchaser Indemnified Parties and Seller Indemnified Parties, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder

Execution Version
may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to one or more directly or indirectly wholly-owned subsidiaries of Purchaser, provided that any such assignment shall not release Purchaser from its obligations hereunder.
     9.8 Counterparts; Signatures by Telecopy. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by telecopy or PDF file shall constitute originals.
     9.9 Waiver. Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
     9.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     9.11 Interpretation. As all parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against any party as the drafter.
[Signatures are on the following page.]

Execution Version
     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first written above.

PURCHASER:

PGX HEALTH, LLC

By: Cogenics, Inc., its sole member

By:	/s/ Caesar J. Belbel

Name:	Caesar J. Belbel
Title:	Secretary

PARENT:

CLINICAL DATA, INC.

By:	/s/ Caesar J. Belbel

Name:	Caesar J. Belbel
Title:	Executive Vice President, Chief Legal
Officer and Secretary

SELLER:

ADENOSINE THERAPEUTICS, L.L.C.

By:	/s/ Robert S. Capon

Name:	Robert S. Capon
Title:	Chief Executive Officer